Exhibit 10.3

$400,000,000
CREDIT AGREEMENT
Dated as of February 28, 2008
among
SOLUTIA INC.,
as Borrower,
THE LENDERS REFERRED TO HEREIN,
CITIBANK, N.A.,
as Administrative Agent,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent,
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Documentation Agent,
and
CITIGROUP GLOBAL MARKETS INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P. and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and as Joint Bookrunners

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-iv-

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F	Form of Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Guarantee Agreement
EXHIBIT I	Form of Exemption Certificate
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Description of Exchange Notes

SCHEDULE 1.01(a)	Immaterial Restricted Subsidiaries
SCHEDULE 1.01(b)	Permitted Restructuring
SCHEDULE 1.01(c)	Specified Asset Sales
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.05	Financial Information
SCHEDULE 3.09(a)	Subsidiaries
SCHEDULE 3.09(b)	Securities
SCHEDULE 3.10(a)	Options, Rights of First Refusal, Etc.
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.17	Insurance
SCHEDULE 4.01(f)	Local Counsel Jurisdictions
SCHEDULE 5.19	Permitted Restructuring Conditions
SCHEDULE 6.01(ii)(A)	Existing Indebtedness
SCHEDULE 6.01(ii)(B)	Existing Indebtedness
SCHEDULE 6.01(xxi)	Intercompany Notes
SCHEDULE 6.02(iv)(A)	Existing Liens
SCHEDULE 6.02(iv)(B)	Existing Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.09	Existing Restrictions

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          CREDIT AGREEMENT (this “Agreement”) dated as of February 28, 2008, among SOLUTIA INC., a Delaware corporation (the “Borrower”); each of the Lenders (as defined in Section 1.01); CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”); GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as syndication agent (in such capacity, the “Syndication Agent”); DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as documentation agent (in such capacity, the “Documentation Agent”); and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), GSCP and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers and as joint bookrunners (collectively, in such capacities, the “Joint Lead Arrangers and Bookrunners”).
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets, by the assumption of Indebtedness or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
          “Activities” has the meaning assigned to such term in Section 8.02(b).
          “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or otherwise in the form supplied by the Administrative Agent.
          “Affiliate” of any Person means any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan); provided, however, that for purposes of Section 6.08, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of Equity Interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified or (ii) any Person that is an executive officer or director of the Person specified.
          “Agents’ Groups” has the meaning assigned to such term in Section 8.02(b).
          “Agreement” has the meaning assigned to such term in the preamble hereto.
          “Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.23(a).

          “Applicable Interest Rate” means 15.50% per annum commencing on the Effective Date.
          “Applicable Ratio” means, as of the last day of any Test Period ending (i) on or prior to June 30, 2008, 5.00:1.00, (ii) on September 30, 2008, 4.75:1.00, (iii) on December 31, 2008, 4.50:100 and (iv) on March 31, 2009, 4.25:1.00.
          “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing and any other notice, demand, communication, information, document and other material relating to a request for a Loan, (ii) any notice pursuant to Section 2.04 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to making any Loan hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” has the meaning assigned to such term in Section 9.17(a).
          “Asset Sale” means any direct or indirect sale, transfer, lease (as lessor), conveyance or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) by the Borrower or any of its Restricted Subsidiaries of any of its Property (other than dispositions of cash and cash equivalents in the ordinary course of its business), including any sale or issuance of any Equity Interests of any Subsidiary; provided that any such sales, transfers, leases, conveyances or other dispositions of Property and/or such sales or issuances of Equity Interests (i) from a Loan Party to another Loan Party or (ii) by a Non-Guarantor Restricted Subsidiary to any other Non-Guarantor Restricted Subsidiary shall not constitute Asset Sales under the Loan Documents.
          “Asset Sale Cap” means, as of any date of determination, an amount equal to 5.0% of Consolidated Net Tangible Assets as determined as at the end of the most recently ended Fiscal Year for which financial statements have been delivered, or are required to have been delivered, pursuant to Sections 4.01(h) or 5.01(b) as of the date of determination.
          “Asset Sale Prepayment Event” means any Asset Sale, except (a) Asset Sales permitted by Section 6.05 (other than Sections 6.05(viii) and 6.05(xii) thereof), (b) Small Asset Sales and (c) any such transaction or series of transactions which, if otherwise constituting an Asset Sale Prepayment Event, do not generate Net Proceeds in excess of $5.0 million (or, when taken together with all other such transactions (and any Destructions and Takings in such Fiscal Year), do not generate Net Proceeds in excess of $25.0 million in the aggregate in such Fiscal Year); provided that each Specified Asset Sale shall constitute an Asset Sale Prepayment Event.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent in accordance with Section 9.04(b), in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.
          “Authorized Officer” means, with respect to the Borrower, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of the Borrower in a certificate dated the Effective Date, or any successor certificate thereto.
          “Bankruptcy Code” means the United States Bankruptcy Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
          “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.
          “Borrower” has the meaning assigned to such term in the preamble to this Agreement.
          “Borrowing Request” has the meaning assigned to such term in Section 2.02(a).
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “Capital Lease Obligations” means all monetary obligations of the Borrower and its Restricted Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, is required to be classified and accounted for as capital leases, and the amount of such monetary obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Borrower or any of its Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”, which will ultimately be treated as operating leases upon a Sale and Leaseback Transaction permitted under this Agreement) and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.
          “Captive Insurance Restricted Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company under applicable Requirements of Law.
          “Cash Equivalents” means Permitted Investments (other than as described in clause (i) of the definition thereof).
          “Cash Interest” has the meaning assigned to such term in Section 2.06(a).
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
          “CGMI” has the meaning assigned to such term in the preamble hereto.

          “Change of Control” means any one or more of the following events shall occur and be continuing:
     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 35% or more (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner (as defined above) of 25% or more of such Voting Stock after giving effect to the Equity Rights Offering, the Creditors Rights Offering and the substantial consummation of the Reorganization Plan) of the voting power of the total outstanding Voting Stock of the Borrower;
     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office; or
     (iii) at any time a “Change of Control” (or any other defined term having a similar purpose) occurs under any Material Indebtedness.
          For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Charges” has the meaning assigned to such term in Section 9.09.
          “Citibank” has the meaning assigned to such term in the preamble hereto.
          “Citicorp” means Citicorp USA, Inc.
          “Closing Certificate” means a certificate substantially in the form of Exhibit G.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Effective Date. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $400.0 million.
          “Commitment Letter” means the Commitment Letter, dated October 25, 2007, among CGMI, GSCP, DBTCA, DBSI and the Borrower.
          “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.
          “Compliance Certificate” has the meaning assigned to such term in Section 5.01(a) and shall be substantially in the form of Exhibit D.
          “Confirmation Order” means a final non-appealable order entered by the Bankruptcy Court that (i) confirms the Reorganization Plan, (ii) is not subject to any stay or appeal of any kind and (iii) is in a form reasonably acceptable to the Joint Lead Arrangers and Bookrunners.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than the current portion of any Loans).
          “Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) income tax expense determined on a consolidated basis in accordance with GAAP, (c) depreciation expense determined on a consolidated basis in accordance with GAAP, (d) amortization expense determined on a consolidated basis in accordance with GAAP, (e) amounts attributable to minority interest, (f) any unusual or non-recurring non-cash charges (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) non-cash stock compensation expenses, including any such non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements, (h) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss, (i) costs and expenses arising from or related to the incurrence or issuance of, or otherwise in connection with, the Equity Rights Offering, the Loan Documents, the Term Loan Documents and the Revolving Credit Loan Documents and otherwise arising from or related to the Transactions or the Borrower’s emergence from chapter 11 protection, in each case which were incurred on or prior to the first anniversary of the Effective Date, and (j) to the extent non-recurring and not capitalized, any fees, costs and expenses of the Borrower and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance of Equity Interests or Indebtedness permitted hereunder; and minus, without duplication, (i) all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests), (ii) any unusual or non-recurring gains and (iii) amounts paid in cash as dividends or other distributions to holders of minority interests.
          Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, the acquisition of Acquired Technology, Inc. which was acquired by the Borrower on November 13, 2007, any Permitted Acquisition and Asset Sales consummated at any time on or after the first day of the Test Period thereof as if the Transactions and each such Permitted Acquisition and Asset Sale had been effected on the first day of such Test Period.

          Notwithstanding any of the foregoing, (i) Consolidated EBITDA for the Fiscal Quarter ended June 30, 2007 shall be deemed to be $101.2 million and (ii) Consolidated EBITDA for the Fiscal Quarter ended September 30, 2007 shall be deemed to be $105.8 million.
          “Consolidated Indebtedness” means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date, plus, without duplication, the principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries constituting original issue discount.
          “Consolidated Interest Expense” means, for any period, the sum, without duplication, of:
          (a) the interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied (including (i) amortization of debt issuance costs and debt discount, (ii) the net payments, if any, under Hedging Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers-acceptance financings);
          (b) the interest component of all Capital Lease Obligations paid or accrued during such period;
          (c) all interest capitalized during such period; and
          (d) the product of (x) the amount of all dividends on any series of Preferred Equity Interests of the Borrower and its Restricted Subsidiaries (other than dividends paid in Equity Interests (other than Disqualified Equity Interests) and other than dividends paid to the Borrower or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of the Borrower, expressed as a decimal.
          Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Transactions, any Permitted Acquisitions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.
          “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:
          (a) any extraordinary gains or losses or expenses;
          (b) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (c) below);

          (c) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its equityholders;
          (d) any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Equity Interests of any Person;
          (e) any net after-tax income or loss from discontinued operations; and
          (f) the cumulative effect of a change in accounting principles.
          “Consolidated Net Indebtedness” means, at a particular date, (a) the aggregate stated balance sheet amount of all Funded Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date less (b) Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date.
          “Consolidated Net Interest Expense” means, for any period, Consolidated Interest Expense for such period, net of gross interest income of the Borrower and its Restricted Subsidiaries for such period.
          “Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of (i) the goodwill, net, and other intangible assets and (ii) all Consolidated Current Liabilities, in each case, reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Investment, on a Pro Forma Basis including any property or assets being acquired in connection therewith).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether by ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Creditors Rights Offering” means an equity rights offering pursuant to which certain eligible creditors purchase shares of the Borrower’s common Equity Interests to occur on the Effective Date.
          “DBNY” has the meaning assigned to such term in the preamble hereto.
          “DBSI” has the meaning assigned to such term in the preamble hereto.
          “Debt Incurrence” has the meaning assigned to such term in Section 2.04(b)(i).
          “Debt Securities Notice” has the meaning assigned to such term in Section 5.20.
          “Default” means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          “Defaulting Lender” has the meaning assigned to such term in Section 2.11(b).
          “Designation Date” has the meaning assigned to such term in Section 5.18.
          “Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of the Borrower or any of its Restricted Subsidiaries.
          “Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or Equity Interests described in this definition, in each case, prior to the 366th day following the Final Maturity Date.
          “Documentation Agent” has the meaning assigned to such term in the preamble hereto.
          “Dollar Equivalent” means, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date, and as to any amount denominated in Dollars, such amount in Dollars.
          “Dollars” or “$” means lawful money of the United States of America.
          “Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.
          “Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Non-U.S. Restricted Subsidiary.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
          “Engagement Letter” means the Engagement Letter, dated October 25, 2007, among CGMI, GS&C, DBSI and the Borrower.
          “Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.
          “Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, order, directive, proceeding, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of, or any other potential liability arising under, any Environmental Law or Environmental Permit.
          “Environmental Laws” means any and all applicable treaties, laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements or other Requirements of Law issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of public health from environmental hazards, protection of the Environment, preservation or reclamation of natural resources, natural resource damages, occupational safety or health, the management, Release or threatened Release of, or exposure to, any Hazardous Material, and any and all Environmental Permits.
          “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and other response costs, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
          “Environmental Permit” means any permit, approval, authorization, certificate, license, registration, notification, exemption, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
          “Equity Issuance” means any issuance and sale of Equity Interests of the Borrower or any of its Restricted Subsidiaries in exchange for cash or Cash Equivalents other than any Excluded Equity Issuance.
          “Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.
          “Equity Rights Offering” means that certain issuance of the Borrower’s new common Equity Interests for gross cash proceeds in the amount of $175.0 million to occur on the Effective Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower or any Restricted Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by the Borrower or any Restricted Subsidiary or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to the Borrower or any Restricted Subsidiary or ERISA Affiliate, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by the Borrower or any Restricted Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by the Borrower or any Restricted Subsidiary or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization or is, or is reasonably expected to be, in endangered or critical status within the meaning of Section 305 of ERISA; (h) any act or omission with respect to a Pension Plan that could result in the imposition of a lien on any assets of the Borrower or any Restricted Subsidiary or the posting of a bond or other security in favor of the participants and/or beneficiaries of any Pension Plan, the PBGC or any other Person; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Restricted Subsidiary or ERISA Affiliate; or (j) a Pension Plan that is, or is reasonably expected to be, in an “at risk” status within the meaning of Title IV of ERISA.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Exchange Date” has the meaning assigned to such term in Section 2.20(b).
          “Exchange Note Trustee” means the trustee under the Exchange Notes Indenture.
          “Exchange Notes” has the meaning assigned to such term in Section 2.20(a).
          “Exchange Notes Indenture” means the indenture to be entered into relating to the Exchange Notes, with terms and conditions consistent with Exhibit K with such changes being not materially adverse to the Lenders as the Exchange Note Trustee may require and as otherwise reasonably agreed upon by the Borrower and the Administrative Agent (with such changes to cure any ambiguity, omission, defect or inconsistency as the Administrative Agent and the Borrower shall approve).
          “Exchange Notes Registration Rights Agreement” means the registration rights agreement to be entered into relating to the Exchange Notes, with terms and conditions consistent with Exhibit K and as otherwise reasonably agreed upon by the Borrower and the Administrative Agent.
          “Exchange Notice” has the meaning assigned to such term in Section 2.20(a).

          “Exchange Trigger Event” shall be deemed to have occurred on each date that the Administrative Agent shall have received requests in accordance with Section 2.20 to exchange at least an aggregate of $50.0 million principal amount of Loans (that are outstanding as Loans at such time) for Exchange Notes.
          “Excluded Equity Issuances” means (a) the Creditors Rights Offering, (b) the Equity Rights Offering, (c) the issuance of Equity Interests required by Requirements of Law to qualify directors and officers of the Borrower or any Restricted Subsidiary and (d) the issuance of Equity Interests of any Restricted Subsidiary to the Borrower or any Wholly Owned Restricted Subsidiary.
          “Excluded Non-U.S. Restricted Subsidiary” means any Non-U.S. Restricted Subsidiary to the extent that such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or its Restricted Subsidiaries.
          “Excluded Subsidiaries” means, collectively, (a) each Immaterial Restricted Subsidiary, (b) each Unrestricted Subsidiary, (c) each Excluded Non-U.S. Restricted Subsidiary, (d) each Restricted Subsidiary of a Non-U.S. Restricted Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia, to the extent such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or its Restricted Subsidiaries, (e) each Captive Insurance Restricted Subsidiary, (f) each Non-Profit Restricted Subsidiary, (g) each Non-Wholly Owned Restricted Subsidiary that was a Non-Wholly Owned Restricted Subsidiary on the Effective Date, to the extent that Requirements of Law or the terms of such Person’s Organizational Documents prohibit such Person from providing a Guarantee of the Obligations and (h) SFC, to the extent that Requirements of Law or the terms of SFC’s Organizational Documents or the terms of the Monsanto Settlement Agreement prohibit SFC from providing a Guarantee of the Obligations.
          “Executive Order” has the meaning assigned to such term in Section 3.23(a).
          “Existing Credit Agreement” means the Financing Agreement, dated as of January 16, 2004, as amended, by and among the Borrower, as a debtor and debtor-in-possession, and Solutia Business Enterprises, Inc., a New York corporation, as a debtor and debtor-in-possession, each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto, each as a debtor and debtor-in-possession, the lenders from time to time party thereto, and Citicorp, as collateral agent, as administrative agent, and as documentation agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the Fee Letter, dated February 28, 2008, among CGMI, GSCP, GS&C, DBSI and the Borrower.

          “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the chief executive officer, the principal accounting officer, treasurer, assistant treasurer or controller of such corporation, partnership or other entity.
          “Fiscal Quarter” means any quarter of a Fiscal Year.
          “Fiscal Year” means any period of twelve consecutive calendar months which form the basis for the Borrower’s financial statements in its Form 10-K; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year as disclosed in the Borrower’s SEC filings.
          “Final Maturity Date” means the seven year anniversary of the Effective Date.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any Restricted Subsidiary primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary employed outside the United States.
          “Funded Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries, all Indebtedness of such Person for borrowed money (including, in respect of the Borrower and its Restricted Subsidiaries, the Loans, the Term Loans and the Revolving Credit Loans) that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year after the date of determination.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “GSCP” has the meaning assigned to such term in the preamble hereto.
          “GS&C” means Goldman, Sachs & Co.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, and the term “Guaranteed” shall have a meaning correlative thereto; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business of the Borrower and its Restricted Subsidiaries. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.
          “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit H, made by the Restricted Subsidiaries party thereto.
          “Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing equipment, radon or any other radioactive materials including any source, special nuclear or by-product material, mold, fungi, or other biological materials of any nature, which could reasonably be expected to have an adverse effect on human health or the environment, or which can give rise to liability under, or are subject to regulation pursuant to, any Environmental Law.
          “Headquarters Building” means that certain Real Property located at 575 Maryville Centre Drive, St. Louis, Missouri.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and any swap, forward, future or derivative transaction or option and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.
          “Hedging Obligations” means obligations under or with respect to Hedging Agreements.
          “Immaterial Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than any Loan Party) designated as such in writing by the Borrower to the Administrative Agent that, together with all other Restricted Subsidiaries constituting Immaterial Restricted Subsidiaries (i) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination and (ii) had consolidated assets representing 2.5% or less of the consolidated total assets of the Borrower and its Subsidiaries on the last day of the most recent Fiscal Quarter ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination. The Immaterial Restricted Subsidiaries as of the Effective Date are listed on Schedule 1.01(a).

          “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:
     (a) which is of a “going concern” or similar nature; or
     (b) which relates to the limited scope of examination of matters relevant to such financial statement.
     “Increased Cost Lender” has the meaning assigned to such term in Section 2.18.
          “Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money or evidenced by bonds, debentures, notes and similar instruments; (ii) all Capital Lease Obligations of such Person; (iii) all Indebtedness of others secured by any Lien on any Property of such Person, whether or not the obligations secured thereby have been assumed; provided that if such Indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the fair market value of such Property; (iv) all indebtedness of such Person representing the deferred purchase price of Property or services (excluding (A) trade payables and accrued expenses incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable); (v) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (vii) all net Hedging Obligations; (viii) all Disqualified Equity Interests of such Person; and (ix) all Guarantees by such Person in respect of liabilities, obligations or indebtedness of the kind described in clauses (i) through (viii). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net Hedging Obligations on any date shall be deemed to be the Termination Value.
          “Indemnified Taxes” has the meaning assigned to such term in Section 2.14(a).
          “Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E.
          “Information” has the meaning assigned to such term in Section 9.16.
          “Information Memorandum” means the confidential information memorandum dated January 2008 in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to the Transactions.
          “Initial Lenders” means Citibank, N.A., Goldman Sachs Credit Partners L.P. and Deutsche Bank AG, New York Branch.
          “Initial Maturity Date” means the one year anniversary of the Effective Date.

          “Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
          “Intellectual Property” has the meaning assigned to such term in Section 3.11.
          “Interest Election Notice” has the meaning assigned to such term in Section 2.06(a).
          “Interest Payment Date” means the last Business Day of each March, June, September and December.
          “Investment” has the meaning assigned to such term in Section 6.04.
          “Joint Lead Arrangers and Bookrunners” has the meaning assigned to such term in the preamble hereto.
          “Joint Venture” means any Person not more than 50% of the voting Equity Interests of which is owned by the Borrower or any Restricted Subsidiary but which is not a Wholly Owned Restricted Subsidiary and which is engaged in a line of business permitted under Section 6.03.
          “Leased Real Property” has the meaning assigned to such term in Section 3.10(b).
          “Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Lender Appointment Period” has the meaning assigned to such term in Section 8.06.
          “Lender Parties” has the meaning assigned to such term in Section 9.20.
          “Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.04 for so long as such initial Lender or Person, as the case may be, shall be a party to this Agreement as a Lender.
          “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such Property, or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement under which any third party has “control” (as defined in the UCC) of such investment property or deposit account and (e) any other agreement intended to give or create any of the foregoing.

          “Loan Documents” means this Agreement, the Indemnity, Subrogation and Contribution Agreement, the Guarantee Agreement, any Non-U.S. Guarantee Agreements, each Note and, solely for purposes of Section 7.01(a), the Fee Letter.
          “Loan Parties” means the Borrower and the Subsidiary Guarantors.
          “Loans” means the Loans made pursuant to Section 2.01(a).
          “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, properties, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) material impairment of the ability of any of the Loan Parties to perform their obligations under any Loan Document, or (c) material impairment of the rights of or benefits available to the Lenders or the Administrative Agent under any Loan Document; provided, however, for the purposes of the conditions under Section 4.01 or any other conditions precedent to the initial funding and closing of the Loans on the Effective Date, nothing as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2006, (ii) the Borrower’s Quarterly Report on Form 10-Q for the Fiscal Quarters ended March 31, 2007 and June 30, 2007, each as filed prior to October 25, 2007, and/or (iii) the Disclosure Statement filed in connection with the Reorganization Plan prior to October 25, 2007 shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein), be deemed to constitute a Material Adverse Effect.
          “Material Indebtedness” means (a) Indebtedness under the Revolving Credit Loan Documents, (b) Indebtedness under the Term Loan Documents and (c) other Indebtedness (other than the Loans) and Hedging Obligations of any one or more of the Borrower and its Restricted Subsidiaries, individually or in an aggregate principal amount exceeding $25.0 million. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations of the Borrower or any Restricted Subsidiary at any time shall be the Termination Value thereof at such time.
          “Maximum Rate” has the meaning assigned to such term in Section 9.09.
          “Maximum Revolving Credit Facility Amount” means $450.0 million.
          “Maximum Term Loan Facility Amount” means $1,200.0 million.
          “Monsanto Settlement Agreement” means the Amended and Restated Settlement Agreement, dated the date hereof, among the Borrower, Monsanto Company and SFC.
          “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or has an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which any Loan Party or any ERISA Affiliate could incur liability.
     “Net Interest Expense Coverage Ratio” means, as of any date for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense, in each case for such Test Period. For purposes of determining the Net Interest Expense Coverage Ratio for the period of four consecutive Fiscal Quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31,

2008, Consolidated Net Interest Expense shall be deemed to be equal to the product of (x) Consolidated Net Interest Expense since the Effective Date to the date in question and (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days since the Effective Date.
          “Net Proceeds” means, with respect to any Debt Incurrence, Equity Issuance, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, and (ii) in the case of a Destruction or a Taking, insurance proceeds, condemnation awards and similar payments, only to the extent in excess of $5.0 million for any individual Destruction or Taking, or in excess of $25.0 million in the aggregate for all such events (together with all Asset Sales (other than Asset Sales described in clauses (a) and (b) of the definition of Asset Sale Prepayment Event) in such Fiscal Year) in any Fiscal Year, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Restricted Subsidiaries in connection with such event, (ii) the amount of all taxes paid (or reasonably and in good faith estimated to be payable) by the Borrower and its Restricted Subsidiaries in connection with such event, including any withholding taxes imposed on the repatriation of proceeds, (iii) in the case of an Asset Sale, Destruction or Taking, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties subject to such Asset Sale, Destruction or Taking (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such Asset Sale, Destruction or Taking) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties), and (iv) the amount of any reasonable reserves established by, and reflected on the financial statements of, the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (ii) above) (x) associated with the assets that are the subject of such event and (y) retained by the Borrower or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Borrower or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” on the date of such reduction.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 2.18.
          “Non-Guarantor Restricted Subsidiary” means each Restricted Subsidiary that is not a Subsidiary Guarantor.
          “Non-Profit Subsidiaries” means any Restricted Subsidiary that is exempt from income taxes and is organized and operated exclusively for charitable, scientific, testing for public safety or educational purposes (within the meaning of Section 501(c)(3) of the Code or, in the case of any Non-U.S. Restricted Subsidiary, any similar provision under the laws of the jurisdiction in which such Non-U.S. Restricted Subsidiary is organized). As of the Effective Date, there are no Non-Profit Subsidiaries.
          “Non-U.S. Guarantee Agreements” means one or more guarantee agreements in form and substance reasonably satisfactory to the Administrative Agent, providing for the guarantee of the Obligations by the Non-U.S. Restricted Subsidiaries party thereto, made by the Non-U.S. Restricted Subsidiaries party thereto.
          “Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the Borrower other than the United States (or any State thereof) or the District of Columbia.

          “Non-U.S. Lender” means (a) each Lender (or Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code and (b) each Lender (or Agent) that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations Section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is not a United States person as defined in Section 7701(a)(30) of the Code.
          “Non-U.S. Restricted Subsidiary” means any Restricted Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
          “Non-U.S. Subsidiary” means any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
          “Non-Wholly Owned Restricted Subsidiary” means each Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.
          “Note” means a note substantially in the form of Exhibit F.
          “Obligations” means, collectively, the Loans and all other amounts, obligations, covenants and duties owing by any Loan Party to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest (including interest accruing after the maturity of the Loans made to the Borrower and interest accruing (or that would accrue but for the commencement of any bankruptcy, insolvency, reorganization or like proceeding) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower or any other Loan Party under this Agreement or any other Loan Document.
          “Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents) and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests, (ii) relative to each Person that is a limited liability company, its certificate of formation and operating agreement (or similar documents) and any other similar arrangements applicable to any membership interests or other Equity Interests in such Person, (iii) relative to each Person that is a limited partnership, its certificate of formation and limited partnership agreement (or similar documents) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person, (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person and (v) relative to any Person that is any other type of legal entity, such documents as shall be the functional legal equivalent of the foregoing.
          “Other Taxes” has the meaning assigned to such term in Section 2.14(b).
          “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          “Participant” has the meaning assigned to such term in Section 9.04(f).
          “PATRIOT Act” has the meaning assigned to such term in Section 9.19.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as:
     (a) such acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition;
     (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or in a business reasonably related or ancillary thereto or otherwise permitted by Section 6.03(c);
     (c) no Default has occurred and is continuing or would result therefrom;
     (d) (i) all transactions related thereto are consummated in all material respects in accordance with applicable Requirements of Law, (ii) (x) in the case of an acquisition of Equity Interests, the Person acquired shall become, immediately after giving effect thereto, a Restricted Subsidiary or be merged into the Borrower or a Restricted Subsidiary and (y) in the case of an acquisition of assets or a division, line of business or other business unit, immediately after giving effect thereto, the Property acquired shall be conveyed to the Borrower or a Restricted Subsidiary, and, in the case of each of the foregoing clauses (x) and (y), all actions required to be taken under Sections 5.12 and 5.15 shall have been taken, (iii) immediately after giving effect thereto, on a Pro Forma Basis after giving effect to such acquisition, the Total Leverage Ratio as of the last day of the most recently ended Test Period is less than the Applicable Ratio, computed as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant Test Period, and (iv) any Indebtedness that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01; and
     (e) the Borrower has delivered to the Administrative Agent an officers’ certificate certifying that (i) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance, including compliance with clause (d) above) and (ii) such transaction could not reasonably be expected to result in a Material Adverse Effect, together with all other relevant financial information for the Person or assets to be acquired.

          “Permitted Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a non-recourse basis by the Borrower or any of its Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $15.0 million; provided, further, however, for the avoidance of doubt the internal factoring of receivables by Solutia Systems, Inc. with another Loan Party shall not constitute a use of this definition.
          “Permitted Investments” means:
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (c) commercial paper issued by any Person organized in the United States of America and maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank, in any case, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;
     (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;
     (f) with respect to any Non-U.S. Restricted Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank having combined capital and surplus of not less than $500.0 million (or the Dollar Equivalent thereof); which is organized and existing under the laws of the country in which such Person maintains its chief executive office or principal place of business or is organized provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating of at least A-1 or the equivalent thereof from S&P or of at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;
     (g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union (and the United Kingdom) whose legal tender is the Euro or British Pounds Sterling and which are denominated in Euros or British Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Non-U.S. Restricted Subsidiary organized in such jurisdiction, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or a comparable rating from an international recognized rating agency; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof;
     (h) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above; and
     (i) Hedging Agreements entered into for non-speculative purposes.
          “Permitted Lien” has the meaning assigned to such term in Section 6.02.
          “Permitted Non-Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a recourse or non-recourse basis by Non-Guarantor Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $50.0 million.
          “Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, refunding, extension or renewal thereof; provided, however, that (i) no Default shall have occurred and be continuing or would immediately arise therefrom, (ii) any such refinanced, refunded, extended or renewed Indebtedness shall (a) not have a final maturity date or Weighted Average Life to Maturity, respectively, that is shorter than the final maturity date or Weighted Average Life to Maturity, respectively, of the Indebtedness being refinanced, refunded, extended or renewed, (b) be at least as subordinate to the Loans and other Obligations as the Indebtedness being refinanced, refunded, extended or renewed (and unsecured if the refinanced, refunded, extended or renewed Indebtedness is unsecured (except, in the case of Indebtedness permitted under Section 6.01(ii)(A), to the extent such Indebtedness may be secured under Section 6.02(xvi))), and the covenants, events of default and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being refinanced, refunded, extended or renewed and (c) be in an aggregate principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, extended or renewed, plus an amount equal to all accrued and unpaid interest thereon, plus the stated amount of any premium and other reasonable amounts required to be paid in connection with such refinancing, refunding, extension or renewal pursuant to the terms of the Indebtedness being refinanced, refunded, extended or renewed, plus the amount of reasonable expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, refunding, extension or renewal, (iii) in the case of any Indebtedness of a Non-Guarantor Restricted Subsidiary being refinanced, refunded, extended or renewed, no Loan Party that is not already an obligor on such Indebtedness being refinanced, refunded, extended or renewed shall become an obligor on such refinanced, refunded, extended or renewed Indebtedness, and (iv) in the case of any Indebtedness of a Loan Party being refinanced, refunded, extended or renewed, no Non-Guarantor Restricted Subsidiary that is not already an obligor on such Indebtedness being refinanced, refunded, extended or renewed shall become an obligor on such refinanced, refunded, extended or renewed Indebtedness.

          “Permitted Restructuring” means the corporate restructuring of the Borrower and its Subsidiaries described on Schedule 1.01(b) and consummated in accordance with Section 5.19.
          “Person” or “person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or other entity.
          “PIK Interest” has the meaning assigned to such term in Section 2.06(a).
          “Plan” means any Pension Plan or Welfare Plan.
          “Preferred Equity Interests” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effective Date.
          “Pro Forma Basis” means (i) on a pro forma basis in accordance with Regulation S-X under the Exchange Act and otherwise reasonably satisfactory to the Administrative Agent; and (ii) for purposes of calculating Consolidated EBITDA in connection with a Permitted Acquisition, other Investment or an Asset Sale and with respect to compliance with any test or covenant hereunder, the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such transaction, (i) in the case of a Permitted Acquisition or Investment shall be included and (ii) in the case of an Asset Sale of all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of the Borrower or any division or project line of the Borrower or any of its Restricted Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied solely to the extent such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable.
          “Projected Financial Statements” has the meaning assigned to such term in Section 3.16(c).
          “Property” or “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.
          “Real Property” means all right, title and interest of any Restricted Subsidiary in and to a parcel of real property owned or leased by any Restricted Subsidiary together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
          “Refinancing” means the distributions on Allowed Claims (as defined in the Reorganization Plan) and the other payments required pursuant to the Reorganization Plan (including the repayment in full of certain Indebtedness of the Borrower and its Subsidiaries in existence before the Effective Date and the making of certain contributions to Plans of the Borrower and its Subsidiaries).

          “Register” has the meaning assigned to such term in Section 9.04(d).
          “Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
          “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reorganization Plan” means the Borrower’s Fifth Amended Joint Plan of Reorganization, dated October 15, 2007 (as amended, restated or supplemented from time to time prior to the Effective Date).
          “Requirement of Law” means, as to any Person, collectively, any and all requirements of an arbitrator or a court or other Governmental Authority, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations or statutes, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Requisite Lenders” means, at any time, Lenders having more than 50% of the aggregate outstanding amount of all Loans at such time.
          “Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related solely to the Loan Documents or Liens created thereunder or the Revolving Credit Loan Documents or Liens created thereunder), (b) are subject to any Lien in favor of any Person other than the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties or the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Secured Parties (other than Liens permitted by Section 6.02(xv)) or (c) are not otherwise generally available for use by the Borrower or such Restricted Subsidiary.

          “Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the Borrower or any Restricted Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
          “Restricting Information” has the meaning assigned to such term in Section 9.18(a).
          “Revolving Credit Administrative Agent” means Citibank, in its capacity as administrative agent under the Revolving Credit Agreement, together with its successors in such capacity.
          “Revolving Credit Agreement” means (i) that certain Credit Agreement, dated as of the date hereof, among the Borrower, as the U.S. borrower, Solutia Europe SA/NV and Flexsys SA/NV, as European borrowers, the lenders from time to time party thereto, the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent, Citibank International plc, as European collateral agent, DBNY, as syndication agent, GSCP, as documentation agent and CGMI, GSCP and DBSI, as joint lead arrangers and as joint bookrunners, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any refinancing or renewal of the Revolving Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a refinancing or renewal of the Revolving Credit Agreement. Any reference to the Revolving Credit Agreement hereunder shall be deemed a reference to any Revolving Credit Agreement then in existence.
          “Revolving Credit Collateral Agent” means Citibank, in its capacity as collateral agent under the Revolving Credit Agreement, together with its successors in such capacity.
          “Revolving Credit Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined in the Revolving Credit Agreement, including the mortgages and other security documents, the guarantees and the notes issued thereunder.
          “Revolving Credit Loans” means the revolving loans and swingline loans outstanding under the Revolving Credit Agreement.
          “Revolving Credit Secured Parties” means the Revolving Credit Collateral Agent and each other Person that is a “Secured Party” under the Revolving Credit Agreement and the other Revolving Credit Loan Documents.

          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
          “SEC” means the Securities and Exchange Commission.
          “SFC” means SFC LLC, a Delaware limited liability company, a bankruptcy-remote entity which will receive certain proceeds under the Creditors Rights Offering on the Effective Date.
          “SFC Limited Liability Company Agreement” means the Limited Liability Company Agreement of SFC in the form attached as Exhibit O2 to the Monsanto Settlement Agreement.
          “Securities” has the meaning assigned to such term in Section 5.20.
          “Small Asset Sale” means any sale or other disposition by the Borrower or any of its Restricted Subsidiaries, of Property, that, when taken together with the fair market value of any other Property sold or otherwise disposed of by the Borrower or any of its Restricted Subsidiaries in any related sales or dispositions, has an aggregate fair market value of not more than $500,000.
          “Specified Asset Sales” means the sale or other disposition of the Property described on Schedule 1.01(c); provided that (i) no Default has occurred and is continuing or would immediately result therefrom and (ii) immediately after giving effect to such sale or other disposition (and any related repayment of the Loans), the Total Net Leverage Ratio (computed on a Pro Forma Basis as at the date of the last ended Test Period, as if such sale or other disposition (and any related repayment of the Loans) had occurred on the first day of such Test Period) would be lower than the Total Net Leverage Ratio as at the date of the last ended Test Period without giving effect to such transactions and, prior to the consummation thereof, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth in reasonable detail the calculations demonstrating compliance with the foregoing.
          “Spot Selling Rate” means, on any date of determination, the spot selling rate determined by the Administrative Agent which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day; provided that if such rate is not available, such rate shall be the spot selling rate posted by the Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day.
          “Subordinated Debt” means Indebtedness of the Borrower or any Restricted Subsidiary that is by its terms expressly subordinated in right of payment to the Obligations of the Borrower or such Restricted Subsidiary, as applicable, but excluding intercompany Indebtedness.
          “Subordinated Debt Documents” means each document governing or pursuant to which is issued any Subordinated Debt, as the same may be in effect from time to time in accordance with the terms hereof and thereof.
          “Subsidiary” means, with respect to any Person (“parent”), (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, association or other business entity (irrespective of whether at the time any other class or classes of Equity Interests of such corporation, limited liability company, association or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; or (iii) any other Person that is otherwise Controlled by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.
          “Subsidiary Guarantor” means each of the Borrower’s Restricted Subsidiaries that Guarantees the Obligations pursuant to (a) the Guarantee Agreement or (b) a Non-U.S. Guarantee Agreement and has not been released from such guarantees. For the avoidance of doubt, “Subsidiary Guarantor” shall exclude each Excluded Subsidiary (other than Excluded Subsidiaries executing the Guarantee Agreement on the Effective Date).
          “Syndication Agent” has the meaning assigned to such term in the preamble hereto.
          “Taking” means any taking of any Property of the Borrower or any Restricted Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Borrower or any Restricted Subsidiary or any portion thereof, by any Governmental Authority.
          “Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Loan Administrative Agent” means Citibank, in its capacity as administrative agent under the Term Loan Credit Agreement, together with its successors in such capacity.
          “Term Loan Credit Agreement” means (i) that certain Credit Agreement, dated as of the date hereof, among the Borrower, the lenders from time to time party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, DBNY, as documentation agent, GSCP, as syndication agent, and CGMI, GSCP and DBSI, as joint lead arrangers and as joint bookrunners, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any refinancing or renewal of the Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a refinancing or renewal of the Term

Loan Credit Agreement. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
          “Term Loan Collateral Agent” means Citibank, in its capacity as collateral agent under the Term Loan Credit Agreement, together with its successors in such capacity.
          “Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, including the mortgages and other security documents, the guarantees and the notes issued thereunder.
          “Term Loans” means the term loans outstanding under the Term Loan Credit Agreement.
          “Term Loan Secured Parties” means the Term Loan Collateral Agent and each other Person that is a “Secured Party” under the Term Loan Credit Agreement and the other Term Loan Documents.
          “Terminated Lender” has the meaning assigned to such term in Section 2.18.
          “Termination Value” means, on any date in respect of any Hedging Agreement, after taking into account the effect of any netting agreement relating to such Hedging Agreement, (a) if such Hedging Agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Hedging Agreement and (b) if such Hedging Agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Hedging Agreement, which mark-to-market value shall be determined by the Administrative Agent by reference to one or more mid-market or other readily available quotations provided by any recognized dealer (including any Lender or an Affiliate of any Lender) of such Hedging Agreements.
          “Test Period” means the four consecutive complete Fiscal Quarters then last ended as of the time indicated.
          “Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
          “Total Net Leverage Ratio” means, at any date, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
          “Transaction Documents” means the Loan Documents, the Revolving Credit Loan Documents, the Term Loan Documents and the Reorganization Plan.
          “Transactions” means, collectively, the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the Loans made hereunder on the Effective Date; (b) the execution, delivery and performance of the Revolving Credit Loan Documents and the initial borrowings thereunder on the Effective Date; (c) the execution, delivery and performance of the Term Loan Documents and the borrowings thereunder on the Effective Date; (d) the Refinancing; and (e) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing and the Borrower’s emergence from chapter 11 protection.

          “Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Treasury Services Agreements” means, with respect to the Borrower or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
          “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.
          “Unrestricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
          “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.18 following the Effective Date.
          “Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
          “Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.
          “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.
          “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

          SECTION 1.02. [Reserved].
          SECTION 1.03. Terms Generally; Currency Translation; Accounting Terms; GAAP. (a) The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise or otherwise specified in any applicable Loan Document, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing or renewal, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (y) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted by the definition of Permitted Refinancing (or in the case of a refinancing or renewal of the Indebtedness incurred under (i) the Revolving Credit Agreement, the Maximum Revolving Credit Facility Amount or (ii) the Term Loan Credit Agreement, the Maximum Term Loan Facility Amount)). For purposes of this Agreement and the other Loan Documents, unless the context otherwise requires, the word “foreign” shall refer to jurisdictions other than the United States, the States thereof and the District of Columbia.
          (b) Except as otherwise specified, if any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.
          (c) All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effec—

tive Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).
          SECTION 1.04. Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees, on behalf of itself and the other Loan Parties, that each of the Loan Parties was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II
THE CREDITS
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a single Loan in Dollars to the Borrower on the Effective Date in a principal amount equal to such Lender’s Commitment.
          (b) Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (c) Amounts repaid or prepaid in respect of Loans may not be reborrowed.
          SECTION 2.02. Procedure for Borrowing. (a) The Borrower may borrow under the Commitments by giving the Administrative Agent notice substantially in the form of Exhibit B (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to 2:00 p.m., New York City time, on the Business Day prior to the Effective Date. The Borrowing Request shall specify (i) the amount to be borrowed, (ii) the proposed Effective Date and (iii) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of this Agreement.
          (b) Upon receipt of the Borrowing Request, the Administrative Agent shall promptly notify each Lender of the aggregate amount of the Loans and of the amount of such Lender’s pro rata portion thereof, which shall be based on their respective Commitments. Each Lender will make the amount of its pro rata portion of the Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Effective Date in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent depositing in the account or accounts specified in the Borrowing Request the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          SECTION 2.03. [Reserved]
          SECTION 2.04. Optional and Mandatory Prepayments of Loans. (a) The Borrower may at any time and from time to time prepay the Loans (without premium or penalty), in whole or in part, upon irrevocable notice to the Administrative Agent not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, specifying the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1.0 million or a whole multiple of $500,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).
          (b) (i) If the Borrower or any of its Restricted Subsidiaries consummates an Equity Issuance or issues or incurs any Indebtedness under Section 6.01(iii) or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (each, a “Debt Incurrence”), in each case 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans.
          (ii) If the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from any Asset Sale Prepayment Event, 100% of such Net Proceeds shall be applied within five Business Days after receipt thereof toward the prepayment of the Loans; provided that the Net Proceeds from Asset Sale Prepayment Events permitted by Section 6.05 (other than Specified Asset Sales to the extent necessary to satisfy the condition set forth in clause (ii) of the definition of Specified Asset Sales) shall not be required to be applied toward the prepayment of the Loans as provided herein on such date if and to the extent that such Net Proceeds are applied to the permanent prepayment of Term Loans pursuant to the terms of the Term Loan Credit Agreement (as in effect on the Effective Date) on or prior to such date or (1) no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would immediately arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to or within five Business Days after the date of such Asset Sale Prepayment Event stating that such Net Proceeds shall be reinvested or committed to be reinvested in assets used or useful in the business of the Borrower or any Restricted Subsidiary in each case within 365 days following the date of such Asset Sale Prepayment Event (which certificate shall set forth the estimates of the proceeds to be so expended), and if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 365-day period (or if, prior to such 365th day, the Borrower or any such Subsidiary shall have entered into a binding agreement to so use any such Net Proceeds, within 180 days following the end of such 365-day period), such remaining portion shall be applied toward the prepayment of the Loans on the first Business Day to occur following such period as specified in this Section 2.04(b)(ii).
          (iii) If the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from insurance or condemnation recoveries in respect of any Destruction or any Net Proceeds in respect of any Taking, 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans; provided, that such Net Proceeds shall not be required to be so applied on such date if and to the extent that such Net Proceeds are applied to the permanent prepayment of Term Loans pursuant to the terms of the Term Loan Credit Agreement (as in effect on the Effective Date) on or prior to such date or (x) so long as no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would arise therefrom, to the extent that the Borrower has delivered an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of the Borrower or the Restricted Subsidiaries, in each case within 365 days following the date of the receipt of such Net Proceeds and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within 365 days (or if, prior to such 365th day, the Borrower or any such Subsidiary shall have entered into a binding agreement to so use any such Net Proceeds, within 180 days following the end of such 365-day period) after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the first Business Day to occur following such period as specified in this Section 2.04(b)(iii); provided, further, notwithstanding the foregoing, no notice or officers’ certificate shall be required to be delivered in connection with any such reinvestment hereunder if the proceeds of the Destruction, Taking or other such events described in this clause, do not exceed $7.5 million.
          SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Initial Maturity Date; provided that, notwithstanding the foregoing, unless an Event of Default under Section 7.01(a) or under Section 7.01(i) has occurred and is continuing on the Initial Maturity Date, the unpaid principal amount of each Loan shall not be required to be repaid pursuant to this Section 2.05(a) until the Final Maturity Date. The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent specified in Section 2.11(a) on the unpaid principal amount of the Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06. All payments required hereunder shall be made in Dollars.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.
          (d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 and the Notes maintained pursuant to paragraph (e) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans in accordance with the terms of this Agreement.
          (e) If requested by any Lender (which request shall be made to the Administrative Agent), the Borrower shall duly execute and deliver to such Lender a Note or Notes, in substantially the form attached hereto as Exhibit F, with the blanks appropriately filled, payable to such Lender and its registered assigns, to evidence such Lender’s Loans.
          SECTION 2.06. Interest Rates and Payment Dates; Default Interest. (a) Each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Applicable Interest Rate. The Borrower may, at its option, elect to pay interest on the Loans (i) entirely in cash (“Cash Interest”) or (ii) by paying Cash Interest and by increasing the principal amount of the outstanding Loans (“PIK Interest”); provided, however, that (A) for the period commencing on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date, no more than 3.50% per annum may be paid in the form of PIK Interest, (B) for the period commencing on the first anniversary of the Effective Date and ending on the day immediately preceding the second anniversary of the Effective Date, no more than 2.50% per annum may be paid in the form of PIK Interest and (C) commencing on the second anniversary of the Effective Date and there after, no more than 1.50% per annum may be paid in the form of PIK Interest. The Borrower may elect the form of interest payment by delivering a notice (“Interest Election Notice”) to the Administrative Agent at least three months prior to the applicable Interest Payment Date. Each Interest Election Notice shall include information to the following effect: (1) the relevant Interest Payment Date, (2) whether interest shall be paid entirely as Cash Interest or as Cash Interest and PIK Interest, (3) if interest shall be paid as PIK Interest, the increase in the principal amount of the Loans to be effective upon the relevant Interest Payment Date as a result of such payment and the principal amount of the Loans outstanding as of such Interest Payment Date giving effect to such payment. The Administrative Agent shall promptly deliver a corresponding notice to the Lenders. In the absence of such an Interest Election Notice for any Interest Payment Date, interest will be payable in PIK Interest on such Interest Payment Date to the fullest extent permitted under this Section 2.06(a) for such Interest Payment Date and the remainder shall be paid in Cash Interest. All PIK Interest shall be treated as principal of the applicable Loans for all purposes of this Agreement (regardless of whether evidenced by a Note).
          (b) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount (whether principal, interest or other amount) shall bear interest at a rate per annum equal to the Applicable Interest Rate plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).
          (c) Interest shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the case of any Loan exchanged for an Exchange Note other than on an Interest Payment Date, on such date of exchange.
          (d) Notwithstanding paragraph (a) of this Section, except for any increase in the interest rate applicable to the Loans contemplated by paragraph (b) of this Section, at no time shall the interest rate on any Loan exceed 15.50% per annum.
          SECTION 2.07. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
          SECTION 2.08. Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the applicable Lenders, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Initial Lenders.
          SECTION 2.09. Termination of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.
          SECTION 2.10. [Reserved]
          SECTION 2.11. Pro Rata Treatment and Payments. (a) Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans shall be made pro rata ac-

cording to the respective outstanding principal amounts of such Loans then held by the Lenders. All such payments shall be made to the Administrative Agent at the Administrative Agent’s office as set forth in Section 9.01(a) or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, except payments pursuant to Sections 2.14 and 9.05 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Effective Date that such Lender will not make the amount that would constitute its share of the Loans available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender (a “Defaulting Lender”) and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.06, for the respective Loans.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          SECTION 2.12. [Reserved]
          SECTION 2.13. Requirements of Law. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender (or a holding company controlling such Lender) and such Lender reasonably determines that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of the Loans made by it is reduced to a level below that which such Lender (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon written notice from time to time by such Lender to the Borrower, the Borrower shall, within 20 days of the Borrower’s receipt of such notice, pay directly to such Lender additional amounts sufficient to compensate such Lender (or its holding company) for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calcula-

tions thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable.
          SECTION 2.14. Taxes. (a) Subject to Section 2.14(g), any and all payments by any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties, or withholdings of any nature whatsoever and all liabilities (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, but excluding (i) taxes imposed on or measured by the recipient’s net income or net profits (including branch profits or similar taxes imposed in lieu of net income taxes), and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office, and (ii) any U.S. withholding taxes imposed on amounts payable to a Lender under the Loan Documents under laws (including any statue, treaty or regulation) in effect on the date hereof (or, in the case of (x) an assignee, the date of the relevant Assignment and Assumption, but not excluding U.S. withholding taxes to the extent that its assignor was entitled at the date of the Assignment and Assumption to receive additional amounts from the Borrower with respect to such U.S. withholding taxes and (y) a successor Administrative Agent, the date of the appointment of such successor Administrative Agent, but not excluding U.S. withholding taxes to the extent that the predecessor Administrative Agent was entitled at the date of the appointment to receive additional amounts from the Borrower with respect to such U.S. withholding taxes), but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the date such Lender becomes a party hereto (or the date of such Assignment and Assumption or the date of such appointment as the case may be) (such non-excluded items being called “Indemnified Taxes”). In the event that any withholding or deduction from or in respect of any payment under any Loan Document is required in respect of any Indemnified Taxes pursuant to any applicable law then the Borrower will, or will cause each relevant Loan Party to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent at its address referred to in Section 9.01 documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) pay to the Administrative Agent for the account of the Lenders and the Administrative Agent such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Administrative Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.14), will equal the full amount such Lender or the Administrative Agent (as the case may be) would have received had no such withholding or deduction been required.
          (b) In addition, the Borrower will, and will cause each relevant Loan Party to, pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar taxes, charges or similar levies of any jurisdiction, and all liabilities (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) The Borrower will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and reasonable and documented expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legal asserted. In addition, the Borrower will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and the Administrative Agent, upon the written request of such Lender or the Administrative Agent, for taxes imposed on or measured by the net income of such Person, as such Person shall reasonably determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.14 taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income and (y) payable to such Person pursuant to this Section 2.14. This indemnification shall be made within 20 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefore. Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error. The Borrower or other relevant Loan Party shall not be obligated to make a payment to any Lender or the Administrative Agent pursuant to this Section 2.14 in respect of any penalties, interest and other liabilities attributable to any Indemnified Taxes and Other Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent. After a Lender or the Administrative Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this Section, such Lender or the Administrative Agent will act in good faith to promptly notify the Borrower of its obligations thereunder; provided, that the failure to provide such notice shall not relieve the Borrower of the Borrower’s obligation to indemnify such Lender or the Administrative Agent pursuant to this Section 2.14. For purposes of this Section 2.14, a distribution hereunder by the Administrative Agent to or for the account of any Lender or the Administrative Agent shall be deemed a payment by the Borrower or such other relevant Loan Party.
          As soon as practical after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party pursuant to this Section 2.14, the Borrower will, or will cause the relevant Loan Party to, furnish to the Administrative Agent, at its address referred to in Section 9.01, evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower or other relevant Loan Party fails to remit to the Administrative Agent, for the account of the respective Lenders and the Administrative Agent, such documentary evidence, the Borrower shall indemnify the Lenders and the Administrative Agent for any incremental taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or the Administrative Agent as a result of any such failure.
          For the avoidance of doubt, any amount payable by the Borrower or each relevant Loan Party pursuant to this Section 2.14(c) shall not be duplicative of any amounts otherwise payable by the Borrower or such relevant Loan Party pursuant to Section 2.14(a) or 2.14(b).
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Prior to the date hereof in the case of each Non-U.S. Lender that is a signatory hereto (and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of an assignee) and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such U.S. tax at a reduced rate under an applicable tax treaty, shall provide, if legally able to do so, the Administrative Agent and the Borrower with two completed signed originals of the following: (i) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form

W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (iii) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent and the Borrower, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of United States Internal Revenue Service Form W-8BEN or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Each Non-U.S. Lender shall also provide to each of the Borrower and the Administrative Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (i) through (iv) of the immediately preceding sentence (x) promptly upon request prior to the date that the most recent form, certificate or document previously provided expires or becomes obsolete and (y) promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, in each case, if legally able to do so, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments made under any Loan Document or to or for such Non-U.S. Lender, unless a change in law (including any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any documentation with respect to it. Unless the Borrower and the Administrative Agent have received, prior to making any payments under any Loan Document to or for a Non-U.S. Lender, forms or other documents satisfactory to them indicating that such payments are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold U.S. withholding taxes required to be withheld by applicable Requirements of Law from such payments at the applicable U.S. statutory rate.
          (f) Each Lender and the Administrative Agent that is a Domestic Person and that is not an “exempt recipient” (as defined in Treasury Regulations Section 1.6049-4(c)) with respect to which no back-up withholding is required shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and the Administrative Agent that is a signatory hereto, and on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each assignee (and on or prior to the date on which a successor Administrative Agent becomes the Administrative Agent), provide to the Borrower and the Administrative Agent two complete copies or Form W-9 (certifying that such Person is entitled to an exemption from U.S. backup withholding tax) or any successor from. Each of such Lender and the Administrative Agent shall also provide to each of the Borrower and the Administrative Agent two completed copies of the relevant forms (or successor forms) in the immediately preceding sentence (x) promptly upon request by the Borrower or the Administrative Agent prior to the date that the most recent form, certificate or document previously provided expires or become obsolete and (y) promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, in each case, if legally able to do so, certifying that such Lender or the Administrative Agent is entitled to an exemption from U.S. backup withholding tax unless a change in law (including any change in treaty or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Lender or Administrative Agent from duly completing and delivering any documentation with respect to it.

          (g) For any period (or portion of a period) with respect to which any Lender has failed to comply with Section 2.14(e) or Section 2.14(f), such Lender shall not be entitled to indemnification under Section 2.14(a) or Section 2.14(c) of any Indemnified Taxes or Other Taxes imposed for such period (or portion of a period) by reason of such failure.
          (h) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund in respect of any Indemnified Tax or Other Taxes with respect to which the Borrower has paid additional amount pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other relevant Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.15. [Reserved]
          SECTION 2.16. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14 with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.13 and 2.14.
          SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may ex-

ercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to the Borrower in the amount of such participation.
          SECTION 2.18. Assignment of Commitments Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.13, or the Borrower shall be required to make additional payments to any Lender under Section 2.14 (each, an “Increased Cost Lender”) or (b) subject to the terms and conditions of Section 9.08(f), in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof described in Section 9.08(f) with respect to which the consent of the Requisite Lenders is obtained but the required consent of such Lender is not obtained (such Lender, a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender and each such Non-Consenting Lender (each, a “Terminated Lender”), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld), and such Terminated Lenders hereby agree to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrower shall pay to each affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder. Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Terminated Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          SECTION 2.19. Notice of Certain Costs. Notwithstanding anything to the contrary contained in Section 2.13 of this Agreement, to the extent any notice required by Section 2.13 is given by any Lender more than 180 days after such Lender has actual knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.13 for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.
          SECTION 2.20. Exchange Notes
          (a) Subject to satisfaction of the provisions of this Section 2.20 and in reliance upon the representations and warranties of the Borrower herein set forth, on and after the 20th Business Day prior to the Initial Maturity Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for senior unsecured exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in exchange for a like principal amount of all or a portion of its Loans hereunder. Each Lender’s Exchange Notice shall be irrevocable and shall specify the aggregate principal amount of Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.20, which shall be in a minimum amount of $1.0 million (and integral multiples of $1,000 in excess thereof). Loans subject to an Exchange Notice shall be deemed to have been repaid for all purposes of this Agreement upon issuance of a like principal amount of Exchange Notes to such Lender in accordance with clause (c) below.
          (b) Notwithstanding the foregoing, such Lender’s Loans shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and all such Lenders by the Administrative Agent. Upon receipt of notice of an Exchange Trigger Event, the Borrower shall set a date (each an “Exchange Date”) for the exchange of Loans for Exchange Notes, which date shall be no less than three Business Days and no more than ten Business Days (or, in the case of the initial issuance of Exchange Notes, 20 Business Days) after its receipt of notice of an Exchange Trigger Event.
          (c) On each Exchange Date, the Borrower shall execute and deliver, and cause the Exchange Note Trustee to authenticate and deliver, to each Lender or as directed by such Lender that exchanges Loans, an Exchange Note in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest) of such Loan (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issuance of the Exchange Notes to a Lender in accordance with this Section 2.20, a corresponding amount of the Loans of such Lender shall be deemed to have been repaid.
          (d) The Borrower shall, as promptly as practicable after December 31, 2008 and in any event prior to the Initial Maturity Date, (i) select a bank or trust company reasonably acceptable to the Administrative Agent to act as Exchange Note Trustee, (ii) enter into the Exchange Notes Registration Rights Agreement and the Exchange Notes Indenture, and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Notes Indenture and the Exchange Notes Registration Rights Agreement referred to in clause (ii) above). The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500.0 million.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, the Borrower hereby makes the representations and warranties set forth in this Article III on and as of the Effective Date (after giving effect to the Transactions) and on and as of each other date required by Section 5.19 or Schedule 5.19:
          SECTION 3.01. Organization, etc.(a) Each Loan Party and each of its Restricted Subsidiaries is a corporation or other form of legal entity, duly organized or incorporated, as the case may be, and validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as the case may be, except, in the case of a Non-Guarantor Restricted Subsidiary, to the extent the failure to be so organized or incorporated, existing and in good standing could not reasonably be expected to have a Material Adverse Effect; (b) each Loan Party and each of its Restricted Subsidiaries, except in the case of any Immaterial Re-

stricted Subsidiary, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and operate its Property or hold under lease its Property operated under lease; (c) each Loan Party and each of its Restricted Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company, foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (d) each Loan Party has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, enter into and perform its obligations under each Loan Document to which it is a party; and (e) each Loan Party and each of its Restricted Subsidiaries has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, own or hold under lease its Property and to conduct its business as currently conducted by it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (including the execution, delivery and performance by the Borrower of this Agreement), the borrowing of the Loans and the use of the proceeds thereof and the consummation of each of the other Transactions are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company, partnership or comparable and, if required, stockholder, action, as the case may be, and do not and will not:
     (a) contravene the Organizational Documents of any Loan Party or any of its respective Restricted Subsidiaries;
     (b) contravene any material Requirement of Law;
     (c) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default or event of default or an acceleration of any rights or benefits under, any Material Indebtedness or any other indenture, agreement or other instrument binding upon any Loan Party or any of its respective Restricted Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; or
     (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party, except (i) Liens securing the intercompany note pledged to the Collateral Agent and issued by Solutia Europe SA/NV in connection with the Permitted Restructuring, in each case as described on Schedule 5.19, and (ii) Liens created under the Term Loan Documents and the Revolving Credit Loan Documents.
          SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery or performance by any Loan Party of any Loan Document (including the due execution, delivery and performance by the Borrower of this Agreement), the borrowing of the Loans and the use of the proceeds thereof and the consummation of each of the other Transactions except such as have been obtained or made and are in full force and effect and except the filings necessary to perfect Liens under the Term Loan Documents and the Revolving Credit Loan Documents. No Loan Party or any of its respective Restricted Subsidiaries is an “investment company” or a company

“controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.04. Validity, etc. Each Loan Document delivered on the Effective Date has been duly executed and delivered by each Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof by such Loan Party, constitute, the legal, valid and binding obligation of each such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.05. Financial Information. (a) The consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flow, as of and for the 2004, 2005 and 2006 Fiscal Years, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP except to the extent provided in the notes to said financial statements, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.
          (b) The unaudited interim consolidated balance sheets of the Borrower and its Subsidiaries and the related unaudited interim consolidated statements of income, stockholders’ equity and cash flow, as of and for the Fiscal Quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements, and on a basis consistent with audited financial statements referred to in Section 3.05(a), and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of notes).
          (c) As of the Effective Date, except as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05, none of the Borrower or its Restricted Subsidiaries has any material Indebtedness, accrued, contingent, absolute, determined, determinable or other liabilities or unrealized losses.
          SECTION 3.06. No Material Adverse Effect. Since December 31, 2006, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
          SECTION 3.07. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding affecting the Borrower or any of its Restricted Subsidiaries, or any of their respective operations, properties, businesses or assets, or any of the Transaction Documents or the ability of the parties to consummate the Transactions and the other transactions contemplated hereby, (i) which has a reasonable likelihood of adverse determination and, if determined adversely, in the case of the Borrower and its Restricted Subsidiaries, could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the Transactions or any of the other transactions contemplated hereby or thereby.

          SECTION 3.08. Compliance with Laws and Agreements. None of the Loan Parties or any of their respective Restricted Subsidiaries has violated, is in violation of or has been given written notice of any violation of any Requirement of Law (other than Environmental Laws, which are the subject of Section 3.14) or has violated, is in violation of or default under, or has been given written notice of any violation of or default under, any and all indentures, agreements and other instruments binding upon it or its property, except, in each case, for any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          SECTION 3.09. Ownership of Subsidiaries. (a) As of the Effective Date, Schedule 3.09(a) sets forth the legal name and jurisdiction of organization of, the number of each class of authorized Equity Interests of, the number of each class of outstanding Equity Interests of, and the number of Equity Interests covered by outstanding options, warrants, rights of conversion or purchase and similar rights in respect of such Equity Interests of each Subsidiary of the Borrower and identifies each Subsidiary that is a Loan Party and each Subsidiary that is an Excluded Subsidiary, in each case as of the Effective Date. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and, except as set forth on Schedule 3.09(a), other than the Equity Interests of the Borrower, are owned by the Borrower, directly or indirectly through Wholly Owned Restricted Subsidiaries.
          (b) As of the Effective Date, except as set forth on Schedule 3.09(b), all Equity Interests of each Restricted Subsidiary (other than Loan Parties) are duly and validly issued and are fully paid and non-assessable (to the extent applicable) and are owned by the Borrower or directly or indirectly through Wholly Owned Restricted Subsidiaries. The Equity Interests of each Restricted Subsidiary held, directly or indirectly, by the Borrower are owned, directly or indirectly, by the Borrower free and clear of all Liens other than Liens permitted by Sections 6.02(i), (v), (ix) or (xviii). There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of the Borrower or its Restricted Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, or that require the issuance or sale of any such Equity Interests, except as set forth on Schedule 3.09(b).
          SECTION 3.10. Ownership of Properties. (a) Each of the Borrower and its Restricted Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material Properties except for minor defects in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted at such Property or to utilize each Property for its intended purpose. All such Properties are free and clear of Liens, other than Permitted Liens. The property of the Borrower and its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) in all material respects and (ii) except as could not reasonably be expected to have a Material Adverse Effect, constitutes all the property which is required for the business and operations of the Borrower and its Restricted Subsidiaries as presently conducted. The use by each of the Borrower and its Restricted Subsidiaries of their material Properties and all their respective rights with respect to the foregoing do not infringe on the rights of any Person, except such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding that any of the Borrower’s or any of its Restricted Subsidiaries’ use of any of their respective Properties violates the rights of any third party which could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, except as set forth on Schedule 3.10(a), no

Loan Party is obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any material Properties. The representations and warranties set forth in this Section 3.10(a) shall not apply to Intellectual Property, the representations and warranties of which are addressed separately in Section 3.11.
          (b) As of the Effective Date, Schedule 3.10(b) contains a true and complete list of each parcel of Real Property (i) owned by any Loan Party with a fair market value in excess of $500,000 as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $100,000 (the “Leased Real Property”), as of the date hereof and describes the type of interest therein held by such Loan Party.
          (c) As of the Effective Date, each of the Borrower and its Restricted Subsidiaries has complied with all obligations under all leases with respect to the Leased Real Property to which it is a party, and all such leases are in full force and effect, and no default by any Loan Party party to such leases (and to the knowledge of the applicable Loan Party, by any other party thereto) exists, except such noncompliance, failure to be in full force and effect and defaults which could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, each of the Borrower and its Restricted Subsidiaries enjoys in all material respects peaceful and undisturbed possession under all such leases.
          (d) As of the Effective Date, no Loan Party or any of its respective Restricted Subsidiaries has received any written notice of, or has any actual knowledge of, any pending or contemplated Taking affecting all or any portion of its Property or any sale or disposition thereof in lieu of a Taking that remains unresolved as of the Effective Date.
          SECTION 3.11. Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, is licensed or otherwise has the right to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) necessary for the present conduct of its business, except for those the failure to own or license or otherwise have the right to use, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the Borrower’s or any of its Restricted Subsidiaries’ use of any Intellectual Property, or the validity or effectiveness of any Intellectual Property owned by the Borrower or its Restricted Subsidiaries, nor does the Borrower or any Restricted Subsidiary know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each of the Borrower and its Restricted Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.12. Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has (a) timely filed (subject to any applicable extensions) all federal, state, local and foreign income and franchise Tax Returns and all other Tax Returns required to have been filed by it and all such Tax Returns are true and correct and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any such Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the

Borrower or its Restricted Subsidiary in accordance with GAAP. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. None of the Borrower or any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have complied with the payroll tax, wage withholding, social security and unemployment withholding provisions of applicable Requirements of Law and has timely paid (subject to applicable extensions) the amounts withheld over to the respective Governmental Authorities.
          SECTION 3.13. Pension and Welfare Plans. (a) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of the Borrower or any of its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by the Borrower or any of its Restricted Subsidiaries or ERISA Affiliates of any liability, fine or penalty which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has any direct, indirect, actual or contingent liability with respect to post-retirement benefits under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the Borrower nor any of its Restricted Subsidiaries has incurred or is reasonably expected to incur any obligation (whether direct, indirect, actual or contingent) in connection with the termination of or withdrawal from any Foreign Plan.
          SECTION 3.14. Environmental. (a) Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, all facilities and property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.
          (b) There are no pending or threatened (in writing):
     (i) Environmental Claims received by the Borrower or any of its Restricted Subsidiaries, or
     (ii) written claims, complaints, notices or inquiries received by the Borrower or any of its Restricted Subsidiaries regarding Environmental Liability, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (c) There have been no Releases of Hazardous Materials at, on, under or from any property or facility now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.
          (d) The Borrower and its Restricted Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits and except for any such failure to obtain, comply, or maintain in effect which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (e) No property now or, to any Loan Party’s knowledge previously, owned, leased or operated by the Borrower or any of its Restricted Subsidiaries is listed or, to any Loan Party’s knowledge, proposed (with respect to owned property only) for listing (i) on the National Priorities List pursuant to CERCLA or (ii) on the CERCLIS or on any similar list of sites requiring investigation or clean-up, which, in each of the foregoing cases, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge previously, owned or leased by the Borrower or any of its Restricted Subsidiaries that could result in liabilities under Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (g) Neither the Borrower nor any of its Restricted Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list or which transportation could reasonably be expected to lead to any Environmental Claim against the Borrower or such Restricted Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (h) Except for Permitted Liens, no Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by the Borrower or its Restricted Subsidiaries.
          (i) Neither the Borrower nor any of its Restricted Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Restricted Subsidiaries assumed by contract, agreement or operation of law, any Remedial Action or other obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (j) There are no polychlorinated biphenyls or friable asbestos present at any property or facility owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (k) No Person with an indemnity or contribution obligation to the Borrower and its Restricted Subsidiaries relating to compliance with or liability under Environmental Laws is in default with respect to such obligation, except such defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (l) To the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or against any Person whose liability for any Environmental Claim the Borrower or any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law, which Environmental Claim, costs or liabilities could reasonably be expected to have a Material Adverse Effect.
          (m) The Borrower and its Restricted Subsidiaries have made available to the Lenders information and documents concerning compliance with or potential liability under Environmental Laws, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Borrower and its Restricted Subsidiaries sufficient to enable a fair and accurate review and assessment of such matters which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.15. Federal Reserve Regulations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U). The Loans, the use of the proceeds thereof, this Agreement, the Transactions and the other transactions contemplated hereby will not result in a violation of any provision of the regulations of the Board of Governors, including Regulation U and Regulation X.
          SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements. (a) There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, in the Information Memorandum, in the Disclosure Statement under the Reorganization Plan, in public filings with the SEC or in any other documents or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. Neither this Agreement nor any other material document, certificate or written data furnished (taken as a whole and when furnished) to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including the Information Memorandum and the Projected Financial Statements) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not (taken as a whole and when furnished) materially misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or data (including the Information Memorandum and the Projected Financial Statements) was based upon or constitutes a forecast, forward-looking statement or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by management of the Loan Parties to be reasonable at the time made. The Administrative Agent and the Lenders understand, however, that forecasts, forward-looking statements and projections as to future events are subject to significant uncertainties and contingencies which may be beyond the Borrower’s and/or its Subsidiaries’ control and are not to be viewed as representations with respect to future performance and no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and that the actual results during the period or periods covered by the forecasts, forward-looking statements or projections may differ from the projected results and that such difference may be material.
          (b) The Borrower has heretofore furnished to the Administrative Agent the Borrower’s pro forma consolidated balance sheet as of the Effective Date, prepared giving effect to the

Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) was prepared in good faith by the Loan Parties on a Pro Forma Basis based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Effective Date to be reasonable) and is based on the best information reasonably available to the Loan Parties as of the date of delivery thereof, (ii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions as if they had occurred on such date and (iii) presents fairly in all material respects the pro forma financial position of the Borrower and its consolidated Subsidiaries at such date, assuming the Transactions had occurred on such date.
          (c) The Borrower has heretofore furnished to the Administrative Agent pro forma consolidated income statement projections for the Borrower and its Restricted Subsidiaries, pro forma consolidated balance sheet projections for the Borrower and its Restricted Subsidiaries, and pro forma consolidated cash flow projections for the Borrower and its Restricted Subsidiaries through the 2014 Fiscal Year, which shall be prepared on a quarterly basis through the 2008 Fiscal Year and annually thereafter (the “Projected Financial Statements”), which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions, and have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower on the date hereof and on the Effective Date to be reasonable. Notwithstanding anything contained herein to the contrary, it is hereby understood by the Administrative Agent and each Lender that (i) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
          SECTION 3.17. Insurance. Set forth on Schedule 3.17 is a summary of all material insurance policies maintained by the Borrower and each of its Restricted Subsidiaries as of the Effective Date. The material insurance policies maintained by the Borrower and its Restricted Subsidiaries (a) are in full force and effect, and all premiums thereon have been duly paid to the extent due and neither the Borrower nor any of its Restricted Subsidiaries has received any notice of cancellation or material violation thereof or if otherwise in default thereunder, and the use, occupancy and operation of the property covered thereby comply in all material respects with all applicable provisions thereof, in each case, as of the Effective Date, (b) are maintained with financially sound and responsible insurance companies, and (c) cover all properties material to the business of the Borrower and its Restricted Subsidiaries against such casualties and contingencies and of such types, and in such amounts, as are customary in the case of similar businesses of similar size operating in the same or similar locations.
          SECTION 3.18. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries is bound.

          SECTION 3.19. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, and immediately after the consummation of the other Transactions, (a) the fair value of the properties of the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, does not intend to, and does not believe that it or its Restricted Subsidiaries (on a consolidated basis with the Borrower) will, incur debts or liabilities beyond the ability of the Borrower (individually) and its Restricted Subsidiaries (on a consolidated basis with the Borrower) to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
          SECTION 3.20. Consummation of the Reorganization Plan and Related Agreements. The Refinancing and the other transactions contemplated by the Reorganization Plan will be “substantially consummated” (within the meaning of Section 1101 of the Bankruptcy Code) on the Effective Date in accordance with the terms of the Reorganization Plan.
          SECTION 3.21. [Reserved]
          SECTION 3.22. Use of Proceeds. The Borrower will use the proceeds of the Loans to finance the Transactions, for working capital needs and for general corporate purposes.
          SECTION 3.23. Anti-Terrorism Laws. (a) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (collectively, “Anti-Terrorism Laws”).
          (b) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or the purpose of attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.24. Status as Senior Debt. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of all outstanding Subordinated Debt Documents. The Commitments and the Loans and other extensions of credit under the Loan Documents constitute “Credit Facilities” (or any other defined term having a similar purpose) or liabilities payable under the documentation related to “Credit Facilities” (or any other defined term having a similar purpose), in each case, within the meaning of all outstanding Subordinated Debt Documents.
ARTICLE IV
CONDITIONS
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans on the Effective Date are subject, at the time of the making of such Loans, to satisfaction or waiver of the following conditions on or prior to the Effective Date:
     (a) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.
     (b) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Loan Party party thereto, and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.
     (c) The Administrative Agent shall have received from the Borrower a Closing Certificate, dated the Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower.
     (d) The Administrative Agent shall have received:
     (A) a certificate of the secretary, assistant secretary or managing director (where applicable) or other authorized officer of each Loan Party dated the Effective Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent customary in the applicable state) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect and (iii) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary, managing director or other authorized officer executing the certificate in this clause (A), and other customary evidence of incumbency); and
     (B) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of such Loan Party’s jurisdiction of organization.
     (e) The Administrative Agent shall have received from Kirkland & Ellis LLP, special counsel to the Loan Parties, a customary written opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date, customary in form, scope and substance.
     (f) The Administrative Agent shall have received customary written opinions of local counsel to the Loan Parties in each of the jurisdictions specified in Schedule 4.01(f), in each case reasonably satisfactory to the Administrative Agent, which opinions shall (x) be addressed to the Administrative Agent and the Lenders and be dated the Effective Date, and (y) be customary in form, scope and substance.
     (g) The Joint Lead Arrangers and Bookrunners shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Lenders at least two Business Days prior to the Effective Date in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), including the information described in Section 9.19.
     (h) The Administrative Agent shall have received the audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower described in Section 3.05.
     (i) The Administrative Agent shall have received evidence and be reasonably satisfied that the insurance required by Section 5.04 is in effect in form and substance reasonably satisfactory to the Administrative Agent.
     (j) The Administrative Agent shall have received Notes signed on behalf of the Borrower in favor of each Lender that has requested a Note at least four Business Days prior to the Effective Date.
     (k) The Administrative Agent shall have received certificates of the chief financial officer of the Borrower (i) substantially in the form of Exhibit J, confirming the solvency of the Borrower (individually and on a consolidated basis with its Restricted Subsidiaries) after giving effect to the Transactions and (ii) confirming that, after giving effect to the Transactions on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recent Test Period was not greater than 4.75:1.00, in each case, together with such other supporting schedules and other evidence as may be reasonably requested by the Administrative Agent.
     (l) The Administrative Agent shall have received (i) the pro forma consolidated balance sheet referred to in Section 3.16(b), together with the certificate of the chief financial officer of the Borrower certifying as to clauses (i)-(iii) of Section 3.16(b) and (ii) the Projected Financial Statements.
     (m) The Reorganization Plan shall have been confirmed pursuant to the Confirmation Order and not less than five Business Days shall have elapsed since the date that the Confirmation Order became final and non-appealable. The Refinancing shall be consummated contemporaneously with the transactions contemplated hereby in full to the reasonable satisfaction of the Administrative Agent with all Liens in favor of the holders of the Allowed Claims and Indebtedness being paid or repaid in connection with the Refinancing being unconditionally released and de-registered, except for the de-registration of the security for the €200.0 million, 10% Euro Notes issued by Solutia Europe SA/NV; the Administrative Agent shall have received from any Person holding any Lien securing any such Allowed Claims or Indebtedness, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property, de-registrations and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Allowed Claims and Indebtedness; and the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to such Allowed Claims and Indebtedness as may be reasonably specified by the Administrative Agent. The Administrative Agent shall have received a certificate of an authorized officer of the Borrower, certifying that attached thereto is a true and complete copy of the Monsanto Settlement Agreement.
     (n) After giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the loans and other extensions of credit under the Revolving Credit Agreement, (iii) the loans under the Term Loan Credit Agreement, and (iv) Indebtedness permitted to remain outstanding under the Reorganization Plan as confirmed pursuant to the Confirmation Order or otherwise as permitted under this Agreement.
     (o) All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall have been obtained and shall be in full force and effect and there shall be no judicial or regulatory action by a Governmental Authority, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. The Administrative Agent shall be reasonably satisfied that the Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulation U and Regulation X, and shall have received reasonably satisfactory evidence of such compliance reasonably requested by the Administrative Agent.
     (p) On or prior to the Effective Date, (i) the Revolving Credit Agreement shall have become effective and (ii) the Borrower shall have received an aggregate amount equal to $1,200.0 million in gross proceeds from the making of the loans under the Term Loan Credit Agreement.

     (q) The Administrative Agent shall have received all fees payable to the Administrative Agent, any of the Joint Lead Arrangers and Bookrunners or any of the Lenders on or prior to the Effective Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (r) The Administrative Agent shall have received subordination agreements in form and substance reasonably satisfactory to it covering all intercompany notes or other obligations owed by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party.
     (s) The Administrative Agent shall have received a Borrowing Request as required by Section 2.02.
     (t) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date).
     (u) At the time of and immediately after the making of the Loans on the Effective Date, no Default shall have occurred and be continuing.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):
          SECTION 5.01. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for distribution to each Lender) copies of the following financial statements, reports, notices and information:
     (a) within 45 days (or such shorter period for the filing of the Borrower’s Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 5.01(b) (subject to normal year-end audit adjustments and the absence of notes), it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the SEC), if certified as required in this Section 5.01(a), shall satisfy the requirements set forth in this clause to the extent such Form 10-Q includes the information specified in this clause, together with a certificate from a Financial Officer of the Borrower on behalf of the Borrower (a “Compliance Certificate”), certifying that such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;
     (b) within 90 days (or such shorter period as may be required for the filing of the Borrower’s Form 10-K by the SEC) after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower, including therein a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without any Impermissible Qualification) of Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Administrative Agent, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP (it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the SEC) shall satisfy such delivery requirement in this clause to the extent such Form 10-K includes the information and opinion specified in this clause), together with a Compliance Certificate;
     (c) no later than February 28 of each Fiscal Year of the Borrower, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each Fiscal Quarter during such Fiscal Year) and the next two succeeding Fiscal Years and, promptly when available, any significant revisions of such budgets;
     (d) promptly upon receipt thereof, copies of all final material reports submitted to the Borrower by independent public accountants (except to the extent that would violate any confidentiality provision not waiveable by the Borrower) in connection with each annual, interim or special audit of the books of the Borrower or any of its Restricted Subsidiaries made by such accountants, including any final management letters submitted by such accountants to management in connection with their annual audit;
     (e) as soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of the Borrower on behalf of the Borrower setting forth details of such Default and the action (if any) which the Borrower and it Subsidiaries have taken or propose to take with respect thereto;
     (f) promptly and in any event within five Business Days after obtaining knowledge of (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, upon the request of the Administrative Agent, copies of all material documentation relating thereto;
     (g) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders (in their capacity as such) or any trustee, agent or other representative therefor, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;
     (h) promptly upon becoming aware of the taking of any specific actions by the Borrower or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Borrower or any Subsidiary having to provide more than $5.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of the Borrower or any Restricted Subsidiary or in the incurrence by the Borrower or any Restricted Subsidiary of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of the Borrower or any Restricted Subsidiary with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;
     (i) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Restricted Subsidiary or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan and each Foreign Plan for which a report is prepared; (iii) all notices received by the Borrower or any Restricted Subsidiary or ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Foreign Plan as the Administrative Agent shall reasonably request;
     (j) promptly and in any event within five Business Days after obtaining knowledge thereof, notice of any other development that has resulted in or could reasonably be expected to have a Material Adverse Effect;
     (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and
     (l) upon becoming aware of any newly arising environmental matters, facts or conditions affecting any property or facilities owned or operated by the Borrower or any of its Restricted Subsidiaries, or which relate to any Environmental Liabilities of the Borrower or any of its Restricted Subsidiaries, to the extent reflecting any matters which, in any such case, could reasonably be expected to result in a new Environmental Liability or an increase in an existing Environmental Liability in excess of $5.0 million, promptly notify the Administrative Agent of such matters and any Remedial Actions or other corrective actions of the Borrower or any of its Restricted Subsidiaries in respect thereof.

     Documents required to be delivered pursuant to Sections 5.01(a) and (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed in Section 9.01(a); (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are available via the EDGAR system of the SEC on the internet; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
          SECTION 5.02. Compliance with Laws, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing and except as permitted by Section 6.03, the maintenance and preservation of their and their respective Restricted Subsidiaries’ existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity).
          SECTION 5.03. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear and loss from casualty or condemnation excepted), and make necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any portion thereof or any of those of its Restricted Subsidiaries if such discontinuance is, in the reasonable commercial judgment of the Borrower, desirable in the conduct of its or their business and could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
          SECTION 5.04. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies insurance with respect to their properties material to the business of the Borrower and its respective Restricted Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of similar size operating in the same or similar locations (and, in any event, shall maintain (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage, (iii) business interruption insurance, (iv) worker’s compensation insurance as may be required by any Requirement of Law, and (v) such other insurance as is customary in the case of similar businesses of similar size and nature operating in the same or similar locations), and will, upon reasonable request of the Administrative Agent (excluding any such requests during the continuation of an Event of Default, not more than once per year), furnish to the Administrative Agent (x) at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its respective Restricted Subsidiaries in accordance with this Section and (y) a report of a reputable insurance broker with respect to the insurance maintained by the Borrower and its respective Restricted Subsidiaries and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

          SECTION 5.05. Books and Records; Visitation Rights; Lender Meetings. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers, employees and independent public accountants and, upon the reasonable request of the Administrative Agent, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other organizational records. Upon written request by the Administrative Agent or the Requisite Lenders, the Borrower shall give a presentation in each Fiscal Year to the Lenders (within 30 days after the Borrower has delivered, or should have delivered, its financial statements pursuant to Section 5.01(b)) about the business, financial performance and prospects of the Borrower and its Subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.
          SECTION 5.06. Environmental Covenant. The Borrower will, and will cause each of its Restricted Subsidiaries to:
     (a) use and operate all of its facilities and properties in compliance with all applicable Environmental Laws except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect;
     (b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect; and
     (c) provide such information which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.
          SECTION 5.07. [Reserved]
          SECTION 5.08. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, or any Asset Sale permitted under Section 6.05 or 6.06.
          SECTION 5.09. Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument (including under all Material Indebtedness) and material contract by which it is bound or to which it is a party except for such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.10. Casualty and Condemnation. The Borrower will, and will cause each of its Restricted Subsidiaries to, ensure that the Net Proceeds of any casualty or other insured damage or any action or proceeding for the Taking of any of its Property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding (whether in the form of insurance proceeds, condemnation awards or otherwise) are applied in accordance with the applicable provisions of this Agreement.
          SECTION 5.11. [Reserved]
          SECTION 5.12. Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions (including, to the extent reasonably requested by the Administrative Agent, the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the reasonable expense of the Loan Parties. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Borrower will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably require in connection therewith.
          SECTION 5.13. Use of Proceeds. The Borrower covenants and agrees that the proceeds of the Loans will be used to finance the Transactions and for working capital and other general corporate purposes.
          SECTION 5.14. Payment of Taxes and Claims. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any Properties of the Borrower or any of its Restricted Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien (other than a Permitted Lien), if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and such failure to pay could not reasonably be expected to have a Material Adverse Effect; and (b) timely and correctly file all material Tax Returns required to be filed by it, and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
          SECTION 5.15. Additional Guarantors. In the event that any Subsidiary (other than any Excluded Subsidiary) of the Borrower existing on the Effective Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a Subsidiary (other than any Excluded Subsidiary) of the Borrower after the Effective Date, the Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary to, (i) within 30 days of becoming a Subsidiary (or ceasing to be an Excluded Subsidiary, as applicable), execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement (or a Non-U.S. Guarantee Agreement, as applicable), and (ii) in the case of a Non-U.S. Restricted Subsidiary which is a Subsidiary Guarantor, provide the Administrative Agent with evidence of the acceptance by a process agent as shall be reasonably approved by the Administrative Agent of its appointment as process agent by such Subsidiary.
          SECTION 5.16. Interest Rate Protection. No later than the 30th day after the Effective Date, the Borrower shall enter into (or otherwise be a party to), and for a minimum of two years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent to the extent necessary to cause at least 50% of the aggregate principal amount of the Borrower’s and its Restricted Subsidiaries’ term Indebtedness being effectively (or actually) subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.
          SECTION 5.17. [Reserved]
          SECTION 5.18. Designation of Subsidiaries. The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary upon prior written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or any other defined term having a similar purpose) for the purpose of the Revolving Credit Loan Documents, the Term Loan Documents or any Subordinated Debt Documents (unless concurrently designated as an Unrestricted Subsidiary under such documents as well), (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it owns any Equity Interests of, or holds any Indebtedness of, any other Restricted Subsidiary, (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the net tangible assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of net tangible assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.18 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed (i) 2.5% of Consolidated Net Tangible Assets at such date or (ii) 2.5% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of such Designation Date, in each case, pro forma for such designation, and (vi) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower on behalf of the Borrower certifying compliance with the provisions of this Section 5.18 setting forth in reasonable detail the computations necessary to determine such compliance. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower and its Restricted Subsidiaries, as applicable, therein at the Designation Date in an amount equal to the net book value of the applicable parties’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of all Investments, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Non-U.S. Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
          SECTION 5.19. Permitted Restructuring. No later than the 90th day after the Effective Date, the Borrower will, and will cause its Restricted Subsidiaries to, (a) consummate the Permitted Restructuring, (b) deliver to the Administrative Agent a written opinion of (i) Kirkland & Ellis LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and in a form substantially similar to (as applicable) the opinion delivered by Kirkland & Ellis LLP hereunder on the Effective Date, and (ii) Allen & Overy LLP, special counsel to the Loan Parties, addressed to the Admin-

istrative Agent and the Lenders and in a form substantially similar to (as applicable) the opinions delivered by Allen & Overy LLP under the Revolving Credit Loan Documents on the Effective Date, and (c) execute and deliver to the Administrative Agent all other documents, agreements and certificates described on Schedule 5.19 and satisfy all other conditions described on Schedule 5.19, in each case as denoted on such Schedule 5.19 as being required to be completed within 90 days after the Effective Date.
          SECTION 5.20. Securities Demand; Cooperation in Financing. The Borrower agrees that, upon notice by the Joint Lead Arrangers and Bookrunners delivered not more than two occasions during the period commencing September 30, 2008 and through and including September 30, 2009 (each, a “Debt Securities Notice”), the Borrower will take such actions as are reasonably necessary so that the Joint Lead Arrangers and Bookrunners can, as soon as commercially practicable after the date on which a Debt Securities Notice is given, privately place, in one or more offerings or placements, an aggregate principal amount of senior debt securities, senior subordinated debt securities, subordinated debt securities, discount securities or any combination of any of the foregoing of the Borrower (the “Securities”) as will generate gross proceeds in an aggregate amount sufficient to repay all or any portion of principal, interest and other amounts then outstanding under the Loan Documents, in each case upon such terms and conditions as may be specified by the Joint Lead Arrangers and Bookrunners in the applicable Debt Securities Notice; provided, however, that (i) the interest rate (whether floating or fixed) shall be determined by the Joint Lead Arrangers and Bookrunners in light of the then prevailing market conditions for comparable securities, but in no event shall (A) the total effective yield of all tranches of Securities issued to refinance portion of the Loans taken as a whole at the time of any Debt Securities Notice exceed 15.50% per annum, after giving effect to payment-in-kind interest (provided any payment-in-kind interest may, at the option of the Borrower, be paid in cash, which payment-in-kind interest would not be included in calculating interest subject to the limitation in clause (B) below) and original issue discount (but in the case of each Debt Securities Notice based upon the price paid by the initial purchasers to the Borrower in exchange for such Securities); and (B) the cash interest rate applicable to any tranche of Securities issued to refinance any portion of the Loans at any time exceed 14.00% per annum of the principal amount of such tranche of Securities; (ii) the Securities shall be issued through a Rule 144A or other private placement; (iii) the maturity of any Securities shall not be earlier than seven years after the Effective Date; (iv) the Securities shall be issued pursuant to one or more indentures which shall contain such terms and conditions and covenants as are customary for high yield issuances by issuers comparable to the Borrower to the extent such terms are available in light of then current market conditions; and (v) all other arrangements with respect to the Securities shall be reasonably satisfactory in all respects to the Joint Lead Arrangers and Bookrunners and the Borrower in light of the then prevailing market conditions. Subject to the other provisions and limitations of this Section 5.20, the Joint Lead Arrangers and Bookrunners, in their reasonable discretion after consultation with the Borrower, shall determine in what amounts the Securities shall be issued by the Borrower and the amount of each series of Securities to be issued if the Securities are to be issued in a series of offerings and/or placements and what type of Securities or combination of Securities are to be issued.
ARTICLE VI
NEGATIVE COVENANTS
          The Borrower hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):

          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:
     (i) Indebtedness incurred and outstanding under this Agreement and the other Loan Documents;
     (ii) Indebtedness (A) (1) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(A) and (2) any Permitted Refinancing thereof and (B) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(B);
     (iii) Indebtedness of the Loan Parties under Securities issued pursuant to Section 5.20 and any Permitted Refinancings thereof;
     (iv) Indebtedness permitted by Section 6.04(iii);
     (v) Guarantees in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder to the extent permitted as an Investment under Section 6.04 (other than Section 6.04(iv)); provided that (A) if such Guaranteed Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated to the Obligations and (B) no Restricted Subsidiary shall Guarantee any Subordinated Debt unless such Restricted Subsidiary is a Subsidiary Guarantor;
     (vi) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, installation, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and purchase money Indebtedness, any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or the completion of such construction, installation or improvement, (B) the aggregate amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (C) the aggregate principal amount of all Indebtedness permitted by this Section 6.01(vi) shall not exceed $50.0 million at any one time outstanding;
     (vii) Indebtedness under Hedging Obligations entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries and not for speculative purposes;
     (viii) Indebtedness of the Borrower and its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations and trade-related letters of credit, in each case issued for the account of the Borrower and its Restricted Subsidiaries in the ordinary course of business of the Borrower and its Restricted Subsidiaries, including those incurred to secure health, safety and environmental obligations in the ordinary course of business of the Borrower and its Restricted Subsidiaries (and in each case other than for an obligation for borrowed money);

     (ix) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition otherwise permitted under this Agreement of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
     (x) Indebtedness of the Borrower and its Restricted Subsidiaries in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds) in the ordinary course of business of the Borrower and its Restricted Subsidiaries so long as, in the case of any cash pooling or similar arrangements, any intercompany Investments relating thereto are otherwise permitted under Section 6.04(iii);
     (xi) Indebtedness of such a Person existing at the time such Person becomes a Subsidiary in connection with a Permitted Acquisition, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; provided that the aggregate principal amount of all such Indebtedness does not exceed an aggregate of $25.0 million at any one time outstanding;
     (xii) Indebtedness of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary consisting of working capital facilities, lines of credit or cash management arrangements for such Subsidiary, and Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary in respect of such Indebtedness; provided that (A) no Default shall have occurred and be continuing or would immediately result therefrom and (B) the aggregate principal amount of all such Indebtedness shall not exceed an aggregate of $50.0 million at any one time outstanding;
     (xiii) solely to the extent otherwise constituting Indebtedness, Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
     (xiv) unsecured Indebtedness of the Borrower and the Subsidiary Guarantors in an aggregate principal amount not to exceed $300.0 million at any one time outstanding; provided that (A) such Indebtedness will not mature prior to the date that is one year following the Final Maturity Date, (B) such Indebtedness has no scheduled amortization of principal (or sinking fund payments or other similar payments) prior to the date that is one year following the Final Maturity Date, (C) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Net Interest Expense Coverage Ratio shall be not less than 2.0:1.0 as of the most recent Test Period (assuming that such incurrence of Indebtedness, and each other incurrence of Indebtedness under this Section 6.01 consummated since the first day of such Test Period had occurred on the first day of such Test Period) and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto), (D) no Default shall have occurred and be continuing or would immediately result therefrom, (E) immediately after giving effect thereto, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), the Total Leverage Ratio as of the last day of the most recently ended Test Period is less than the Applicable Ratio, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period, and (F) except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of such Indebtedness of Non-U.S. Restricted Subsidiaries, no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor under this Agreement and the other Loan Documents;
     (xv) Indebtedness under the Revolving Credit Loan Documents in an aggregate principal amount at any one time outstanding not to exceed the Maximum Revolving Credit Facility Amount; provided that except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of Indebtedness of Non-U.S. Restricted Subsidiaries under the Revolving Credit Loan Documents, no Restricted Subsidiary shall Guarantee any such Indebtedness under the Revolving Credit Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents;
     (xvi) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
     (xvii) Indebtedness of any Non-Guarantor Restricted Subsidiary owing to any other Non-Guarantor Restricted Subsidiary;
     (xviii) Indebtedness consisting of the financing of insurance premiums;
     (xix) unsecured Indebtedness of Borrower and its Restricted Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Equity Interests and Equity Rights of officers, employees or directors (or their estates) of the Borrower or its Subsidiaries permitted by Section 6.07;
     (xx) Indebtedness consisting of take-or-pay obligations arising under supply agreements entered into in the ordinary course of business and not in connection with the borrowing of money;
     (xxi) intercompany notes described on Schedule 6.01(xxi); provided that (A) the obligations evidenced by such intercompany notes relate to the Permitted Restructuring (with respect to which no cash was loaned or advanced), and (B) the obligations of any Loan Party evidenced by such intercompany notes shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (xxii) Indebtedness of the Borrower and its Restricted Subsidiaries arising under Capital Leases entered into in connection with Sale and Leaseback Transactions permitted by Section 6.06;
     (xxiii) Indebtedness under the Term Loan Documents in an aggregate principal amount at any one time outstanding not to exceed the Maximum Term Loan Facility Amount; provided that no Restricted Subsidiary shall Guarantee any such Indebtedness under the Term

Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents; and
     (xxiv) other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):
     (i) Liens securing the “Obligations” (as defined in the Term Loan Credit Agreement) under the Term Loan Documents;
     (ii) Liens securing Indebtedness permitted by Section 6.01(xi); provided that such Liens (A) were not incurred in connection with, or in contemplation of, such acquisition or merger and (B) do not extend to Property not subject to such Liens at the time of such acquisition or merger (other than improvements thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than such existing Lien;
     (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, self-insurance obligations and financing of insurance premiums, and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens (other than any Lien imposed by ERISA), and customary Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, in any case incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries and with respect to amounts not delinquent for more than 30 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) such Liens could not reasonably be expected to have a Material Adverse Effect, and (C) such Liens relating to surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents;
     (iv) (A) Liens existing on the Effective Date and identified on Schedule 6.02(iv)(A), and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (1) except as permitted by Section 6.01(ii)(A)(2), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (2) does not encumber any Property other than the Property subject thereto on the Effective Date (other than improvements thereon, accessions thereto and proceeds) and (B) Liens existing on the Effective Date and identified on Schedule 6.02(iv)(B);
     (v) Liens for Taxes or governmental charges or claims or other like statutory Liens (other than any Lien imposed by ERISA), in any case incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, that do not secure Indebtedness for borrowed money and (A) that are not delinquent more than 30 days or thereafter payable without premium or penalty or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that, if being contested, any re-

     serve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
     (vi) Liens to secure Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) permitted by Section 6.01(vi) encumbering only the Property acquired, installed, constructed or improved (and the procedural products thereof and accessions thereto) with the proceeds of such Indebtedness;
     (vii) (A) Liens in the form of zoning restrictions, easements, building, environmental and other land use rules, laws and regulations which are applicable to the Real Property, licenses, entitlements, servitudes, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of Real Property that do not (1) secure Indebtedness (other than Indebtedness permitted under Section 6.01) or (2) individually or in the aggregate materially impair the value of the Real Property affected thereby or materially interfere with the Borrower or any Restricted Subsidiary from conducting its business as currently conducted at such Real Property or to utilize each Real Property for its intended purpose and (B) with respect to leasehold interests in Real Property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner (other than the Borrower or any Subsidiary) of such leased property encumbering such landlord’s or owner’s interest in such leased property;
     (viii) Liens (including in the form of pledges or deposits) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and other obligations of a like nature, (B) bids, tenders, contracts (other than contracts for borrowed money) or leases to which the Borrower or any Restricted Subsidiary is a party and (C) obligations to any utility company or other Person in a similar line of business to that of a utility company or Governmental Authority that is a utility company, in each case, made in the ordinary course of business of the Borrower and its Restricted Subsidiaries for amounts (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that, in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;
     (ix) Liens securing any judgments, awards, decrees or orders in circumstances not constituting an Event of Default under Section 7.01(f);
     (x) Liens in the form of licenses, leases or subleases in respect of Real Property granted or created by the Borrower or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto, provided that any such Lien shall not extend to or cover any assets of the Borrower or any Restricted Subsidiary that is not the subject of any such license, lease or sublease;
     (xi) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by Section 6.02(ii) or this Section 6.02(xi), in each case, without any change in the Property subject to such Liens and to the extent such refinanced Indebtedness is permitted by Section 6.01;

     (xii) Liens on assets of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary securing Indebtedness of such Non-Guarantor Restricted Subsidiary permitted by Section 6.01(xii);
     (xiii) Liens on receivables subject to Permitted Non-Guarantor Factoring Transactions securing Indebtedness in respect of such Permitted Non-Guarantor Factoring Transactions permitted by Section 6.01(xiii);
     (xiv) Liens arising from the filing of UCC financing statements (or similar filings) solely as a precautionary measure in connection with operating leases or consignment of goods;
     (xv) (A) bankers’ Liens, rights of setoff and other similar Liens incurred in the ordinary course of business and existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower and its Restricted Subsidiaries; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of Indebtedness (other than Indebtedness under the Loan Documents and the Revolving Credit Loan Documents); and (B) customary Liens attaching to commodity trading accounts, commodities brokerage accounts, securities accounts and securities intermediary accounts in the ordinary course of business;
     (xvi) Liens incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with respect to obligations that do not in the aggregate exceed $25.0 million at any one time outstanding;
     (xvii) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the definitive documentation governing any Securities issued pursuant to Section 5.20 (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
     (xviii) Liens securing the “Obligations” (as defined in the Revolving Credit Agreement) under the Revolving Credit Loan Documents;
     (xix) Liens on the Headquarters Building pursuant to the financing agreement among Borrower and AIG Annuity Insurance Company, American General Life Insurance Company, Credit Suisse Securities (USA) LLC and Latigo Master Fund, Ltd. (and Permitted Refinancings thereof permitted under Section 6.01);
     (xx) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 6.01;
     (xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Borrower or any of its Restricted Subsidiaries;

     (xxii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
     (xxiii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
     (xxiv) Liens on property subject to Capital Leases entered into in connection with Sale and Leaseback Transactions permitted by Section 6.01(xxii);
     (xxv) Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under Section 6.05, in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;
     (xxvi) Liens constituting (A) licenses, sublicenses, leases or subleases (on a non-exclusive basis with respect to any intellectual property) granted in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries, (B) other agreements entered into in the ordinary course of business in connection with an asset sale permitted under the Loan Documents or (C) customary rights reserved or vested in any Person in the ordinary course of business by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (xxvii) netting or set-off arrangements entered into under Indebtedness permitted by Section 6.01(vii) where the obligations of the parties are calculated by reference to the net exposure under such Indebtedness;
     (xxviii) Liens securing the intercompany note issued by Solutia Europe SA/NV in connection with the Permitted Restructuring, in each case as described on Schedule 5.19; and
     (xxix) with respect to any Restricted Subsidiary organized under the laws of Germany, Liens created or subsisting to the extent mandatorily required under Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and/or Section 7d of the German Sozialgesetzbuch IV.
          SECTION 6.03. Fundamental Changes; Line of Business. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary of the Borrower may merge with or into or consolidate with any Restricted Subsidiary in a transaction in which the surviving or resulting entity is a Restricted Subsidiary (provided that if any party to such merger or consolidation is a Subsidiary Guarantor, the surviving or resulting entity shall be a Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower), and (iii) Permitted Acquisitions as permitted by Section 6.04(vii) may be consummated.

          (b) Notwithstanding the foregoing, (i) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower, (ii) any Non-Guarantor Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any other Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower and (iii) any Immaterial Restricted Subsidiary may liquidate or dissolve.
          (c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Effective Date and businesses substantially similar, ancillary or reasonably related thereto.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or otherwise lend money to, Guarantee any Indebtedness of, or make or permit to exist any investment in, any other Person, or provide other credit support (including the provision of letters of credit for the account of such Person) for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, line of business or division (each of the foregoing, an “Investment” and collectively, “Investments”), except:
     (i) cash and Permitted Investments;
     (ii) Investments existing on the Effective Date and set forth on Schedule 6.04;
     (iii) Investments (A) by the Borrower or any Restricted Subsidiary in any Loan Party, (B) by any Non-Guarantor Restricted Subsidiary in any other Non-Guarantor Restricted Subsidiary and (C) after the Effective Date by any Loan Party in any Non-Guarantor Restricted Subsidiary; provided that the aggregate amount of such Investments pursuant to this clause (C) shall not exceed $50.0 million at any one time outstanding; and provided, further, that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (iv) (A) Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary of Indebtedness permitted by Sections 6.01(xii); (B) Guarantees of Indebtedness permitted by 6.01(xv); provided that except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of Indebtedness of Non-U.S. Restricted Subsidiaries under the Revolving Credit Loan Documents, no Restricted Subsidiary shall Guarantee any such Indebtedness under the Revolving Credit Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents; and (C) Guarantees of Indebtedness permitted by 6.01(xxiii); provided that no Restricted Subsidiary shall Guarantee any such Indebtedness under the Term Loan Documents unless such Restricted Subsidiary is a Subsidiary Guarantor under this Agreement and the other Loan Documents;

     (v) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and trade creditors, in each case in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (vi) loans and advances to directors and employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business of the Borrower and its Restricted Subsidiaries (including for travel, entertainment and relocation expenses) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would violate any Requirement of Law in any material respect) in an aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $5.0 million at any one time outstanding;
     (vii) Permitted Acquisitions; provided that the aggregate Acquisition Consideration used to consummate Permitted Acquisitions following the Effective Date of (a) Persons that will not, immediately after giving effect to the relevant Permitted Acquisition, either become Subsidiary Guarantors or be merged into Loan Parties (with such Loan Parties being the surviving entities) and (b) assets or divisions, lines of business or other business units that will not be conveyed to Loan Parties immediately after giving effect to the relevant Permitted Acquisition, may not exceed an aggregate of $100.0 million;
     (viii) Investments in Joint Ventures in an aggregate amount not to exceed $50.0 million at any one time outstanding;
     (ix) mergers and consolidations and dissolutions and other transactions permitted under Section 6.03;
     (x) Hedging Agreements permitted under Section 6.15;
     (xi) Investments in deposit accounts in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (xii) security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and Governmental Authorities that are utility companies, in each case, made in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (xiii) Investments described on Schedule 1.01(b) in connection with the Permitted Restructuring;
     (xiv) other Investments in an aggregate amount at any time outstanding not to exceed $50.0 million; provided that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (xv) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Borrower or any Restricted Subsidiary in connection with any Asset Sale permitted under Section 6.05;

     (xvi) advances of payroll payments to employees in the ordinary course of business;
     (xvii) Investments constituting or resulting from (i) accounts receivable arising or acquired or (ii) trade debt granted, in each case in the ordinary course of business;
     (xviii) Investments in respect of Treasury Services Agreements permitted under Section 6.01(x);
     (xix) Investments constituting (A) Sale and Leaseback Transactions permitted under Section 6.06 or (B) Restricted Payments permitted under Section 6.07; and
     (xx) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
provided, however, that any intercompany Investments in the form of a loan or advance held by a Loan Party shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent.
          The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment). The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.
          SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, effect any Asset Sale, except:
     (i) sales of inventory or the disposition (including the abandonment of immaterial intellectual property) of surplus, obsolete or worn out equipment and other property or property which is no longer used, in each case in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (ii) sales, transfers and other dispositions of Property (A) by the Borrower or any Restricted Subsidiary to the Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower or (B) by any Non-Guarantor Restricted Subsidiary to any Wholly Owned Restricted Subsidiary;
     (iii) the lease or sublease of Real Property in the ordinary course of business of the Borrower and its Restricted Subsidiaries and not constituting a Sale and Leaseback Transaction;
     (iv) sales and dispositions of Permitted Investments on ordinary business terms;
     (v) Liens permitted by Section 6.02, mergers, consolidations, liquidations and dissolutions permitted by Section 6.03 and Investments permitted by Section 6.04;

     (vi) Small Asset Sales;
     (vii) Asset Sales described on Schedule 1.01(b) in connection with the Permitted Restructuring;
     (viii) sales, transfers and dispositions of assets not otherwise permitted under this Section (including Sale and Leaseback Transactions permitted under Section 6.06); provided that (A) immediately after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing, (B) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 6.05(viii) from the Effective Date through the date of such sale, transfer or other disposition do not exceed the Asset Sale Cap (for the avoidance of doubt, any subsequent decrease in the Asset Sale Cap shall not constitute a Default or an Event of Default with respect to sales, transfers and dispositions previously made as permitted by this Section 6.05(viii)) and (C) the Net Proceeds thereof are applied as and to the extent required by Section 2.04(b)(ii);
     (ix) the issuance of qualifying shares of Restricted Subsidiaries to officers and directors of such Restricted Subsidiaries to the extent required by applicable Requirements of Law;
     (x) Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
     (xi) dispositions of accounts receivable in connection with compromise, write down or collection thereof in the ordinary course of business;
     (xii) Specified Asset Sales; provided that the Net Proceeds thereof are applied as required by Section 2.04(b)(ii);
     (xiii) transfers of property subject to a Taking or in connection with any condemnation proceeding upon receipt of the Net Proceeds of such Taking or condemnation proceeding;
     (xiv) any Sale and Leaseback Transaction in respect of the Headquarters Building;
     (xv) dispositions of the Equity Interests of or other Investments in any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture; and
     (xvi) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code;
provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and (other than in the case of sales, transfers, leases and other dispositions permitted by Sections 6.05(v), 6.05(vii), 6.05(ix), 6.05(xv) and 6.05(xvi)), for consideration consisting of at least 75% cash and Cash Equivalents.

          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred (a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed $25.0 million, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction); (b) except in the case of any Sale and Leaseback Transaction in respect of the Headquarters Building, the sale of such Property is permitted by Section 6.05(viii); and (c) except in the case of any Sale and Leaseback Transaction in respect of the Headquarters Building, the Net Proceeds of the sale of such Property are applied as and to the extent required by Section 2.04(b)(ii); provided, this Section 6.06 shall not apply to Sale and Leaseback Transactions (i) between Loan Parties or (ii) between Non-Guarantor Restricted Subsidiaries.
          SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:
     (i) any Restricted Subsidiary may declare and pay dividends to the Borrower, any other Restricted Subsidiary or any other holder of its Equity Interests ratably with respect to its Equity Interests or additional Equity Interests (other than Disqualified Equity Interests) of the same class of Equity Interests as the dividend being paid; provided that no such dividend or distribution shall be made by any such Restricted Subsidiary to any Person other than the Borrower or another Restricted Subsidiary unless ratable dividends or distributions are concurrently made to all holders of the applicable Equity Interests;
     (ii) the Borrower may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid or other Equity Interests (other than Disqualified Equity Interests); and
     (iii) the Borrower and its Restricted Subsidiaries may make Restricted Payments not to exceed $25.0 million in the aggregate since the Effective Date; provided that no Default shall have occurred and is continuing or would result therefrom.
          SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transactions are in the ordinary course of business of the Borrower and its Restricted Subsidiaries and are on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:
     (i) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any Joint Venture (regardless of the form of legal entity) in which the Borrower or any Restricted Subsidiary has invested (and which Restricted Subsidiary or

Joint Venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Equity Interests in such Joint Venture or Subsidiary) to the extent permitted under Article VI;
     (ii) reasonable and customary fees and compensation, benefits and incentive arrangements paid or provided to, and any reasonable and customary indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary, as determined in good faith by the Borrower or such Restricted Subsidiary;
     (iii) loans and advances to employees of the Borrower or any Subsidiary Guarantor permitted by Section 6.04(vi); and
     (iv) transactions permitted by Section 6.07.
          SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or to transfer property to the Borrower or any of its Restricted Subsidiaries; provided that the foregoing shall not apply to:
     (i) (A) conditions or restrictions imposed by law or by any Loan Document, Term Loan Document or Revolving Credit Loan Document or (B) customary conditions or restrictions imposed by the definitive documentation governing Securities issued pursuant to Section 5.20 (or Permitted Refinancings of such Securities);
     (ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;
     (iii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);
     (iv) in the case of clause (a) only, any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;
     (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary or the Borrower) pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;
     (vi) clause (a) shall not apply to customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Borrower and its Restricted Subsidiaries between the Borrower or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

     (vii) without affecting the Borrower’s obligations under Sections 5.12 and 5.15, customary provisions in joint venture agreements entered into in connection with the formation of such joint venture in the ordinary course of business that (x) restrict the transfer of Equity Interests in such joint venture or (y) the case of any joint venture that is not a Loan Party, provide for other restrictions of the type described in clauses (a) and (b) above, solely with respect to the Equity Interests in, or property held in, such joint venture; and
     (viii) any agreement with respect to Indebtedness of a Non-U.S. Restricted Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Non-U.S. Restricted Subsidiary.
          SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organizational Document in a manner that, taken, as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.
          (b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption, or defeasance or acquisition for value of (including by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of, any Subordinated Debt, other than (A) pursuant to any customary registered exchange offer therefor after a private placement thereof, (B) any Permitted Refinancings thereof or (C) so long as no Default then exists, any exchange of Equity Interests of the Borrower for any such Indebtedness or (ii) make any payment on or with respect to any Subordinated Debt wholly among the Loan Parties in violation of the subordination provisions thereof.
          (c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or the Exchange Notes) in any manner that, taken as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.
          SECTION 6.11. Accounting Treatment; Fiscal Year. The Borrower will not, and will not permit any of its Restricted Subsidiaries to:
          (a) make or permit any material change in accounting policies or reporting practices or tax reporting treatment which is adverse to the Lenders, except changes that are permitted by GAAP or required by any Requirement of Law and disclosed in writing to the Administrative Agent; or
          (b) change its fiscal year-end to a date other than December 31.
          SECTION 6.12. Hedging Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements required by Section 5.16, (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower and its Restricted Subsidiaries may be exposed in the conduct of their business or the management of their liabilities, and (c) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower and its Restricted Subsidiaries.
          SECTION 6.13. Assets, Liabilities and Actions of SFC. The Borrower will not permit SFC to own any assets (other than the Funding Co. Accounts (as such term is defined in the Monsanto Settlement Agreement) and the funds on deposit therein), incur any obligations (other than obligations under the Monsanto Settlement Agreement, obligations that are necessary to fulfill such obligations and obligations in connection with the maintenance of its existence) or take any actions in violation of the SFC Limited Liability Company Agreement.
ARTICLE VII
EVENTS OF DEFAULT
     SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:
     (a) The Borrower or any other Loan Party shall default (i) in the payment when due of any principal of any Loan, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any fee described in Section 2.08 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default in the payment of any such fee or other amount shall continue unremedied for a period of 20 Business Days).
     (b) Any representation or warranty of the Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.
     (c) The Borrower or any other Loan Party shall default in the due performance and observance of any of its obligations under Sections 5.01(e), 5.01(f) or 5.01(j), Section 5.02(a) (with respect to the maintenance and preservation of the Borrower’s corporate existence), Section 5.19, Section 5.20 or Article VI.
     (d) The Borrower or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) knowledge of such default by an executive officer or Financial Officer (or any other officer or similar official with responsibility for the administration of the obligations of the Borrower in respect of this Agreement) of the Borrower and (ii) written notice of such default from the Administrative Agent or any Lender to the Borrower.
     (e) A default shall occur with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Material Indebtedness, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

     (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $25.0 million (to the extent not (i) paid, (ii) covered by insurance as to which such insurer has been notified of such judgment or order and has not denied coverage or (iii) covered by an indemnity by a third party as to which such Person has been notified of such judgment or order and has accepted liability for payment of such judgment or order) individually or in the aggregate shall be rendered against the Borrower or any of its Restricted Subsidiaries (or any combination thereof) and
     (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;
     (ii) such judgment has not been bonded pending appeal, stayed, vacated or discharged within 60 days of entry; or
     (iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     (g) Any of the following events shall occur:
     (i) the taking of, or failure to take, any specific actions by the Borrower or any Restricted Subsidiary or ERISA Affiliate or any other Person if, as a result of such act or omission, the Borrower or any Restricted Subsidiary or ERISA Affiliate could reasonably expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of the Borrower or any Restricted Subsidiary; or
     (ii) an ERISA Event, or termination, withdrawal or event of noncompliance with applicable law or plan terms with respect to Foreign Plans, shall have occurred that when taken together with all other ERISA Events and terminations, withdrawals and events of noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
     (h) Any Change of Control shall occur.
     (i) The Borrower or any Restricted Subsidiary (other than an Immaterial Restricted Subsidiary) shall
     (i) become insolvent or generally (and with respect to the European Loan Parties (as defined in the Revolving Credit Agreement), on a persistent basis) fail to pay debts as they become due;
     (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or such Restricted Subsidiary or substantially all of its property, or make a general assignment for the benefit of creditors;
     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Restricted Subsidiary or for a substantial part of its property, and such trus-

tee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any Restricted Subsidiary (other than any dissolution or liquidation permitted under Section 6.03) and, if any such case or proceeding is not commenced by the Borrower or any Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or any Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) indicating its consent to, approval of, or acquiescence in, any of the foregoing.
     (j) The obligations of any Loan Party under the Guarantee Agreement or any Non-U.S. Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or any such Loan Party shall repudiate its obligations thereunder.
     (k) Any Loan Document shall cease to be in full force and effect (except in accordance with its terms).
          SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.
          SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          SECTION 8.01. Appointment and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan

Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02. Administrative Agent Individually. (a) Each Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          (b) Each Lender understands that the respective Persons serving as the Administrative Agent, Syndication Agent, Documentation Agent and Joint Lead Arrangers and Bookrunners, acting in their individual capacities, and their respective Affiliates (collectively, the “Agents’ Groups”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agents’ Groups may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their respective own accounts or on behalf of others (including the Loan Parties and their Affiliates and including holding, for their respective own accounts or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agents’ Groups may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agents’ Groups. None of the members of the Agents’ Groups shall have any duty to disclose to any Lender or use on behalf of the Lenders, and none of the members of the Agents’ Group shall be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or required to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
          (c) Each Lender further understands that there may be situations where members of the Agents’ Groups or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agents’ Groups is or shall be required to restrict its activities as a result of the Person serving as the Administrative Agent, Syndication Agent, Documentation Agent or Joint Lead Arranger and Bookrunner being a member of the Agents’ Groups, and that each member of the Agents’ Groups may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agents’ Groups of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by any member of the Agents’ Groups to any Lender including any such duty that would prevent or restrict the Agents’ Groups from acting on behalf of customers (including the Loan Parties or their Affiliates) or for their respective own accounts.
          SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
          (b) No member of the Agents’ Groups shall be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such member of the Agents’ Groups shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.03 or 9.08) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.
          (c) None of the Administrative Agent nor any member of the Agents’ Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

          SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article and Section 9.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the reasonable consent of the Borrower (such consent (i) not to be unreasonably withheld or delayed and (ii) not to be required after the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(i)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative

          Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as the Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. (a) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrower and each other Loan Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agree-

     ment, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Lead Arrangers and Bookrunners, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices. (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
          (i) if to the Borrower or any other Loan Party,
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(courier delivers to: 575 Maryville Centre Drive, St. Louis, Missouri 63141)
Attention of: James Tichenor and Rosemary Klein
Telecopier No.: 314-674-2721
E-Mail Address:
Website Address: www.solutia.com
          (ii) if to the Administrative Agent,
Citibank, N.A.
2 Penn’s Way
New Castle, DE 19720
Attention of: Brenna Makin
Telecopier No.: 212-994-0849
E-Mail Address: Brenna.Makin@citi.com
          (iii) if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire, or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
          (b) All notices, demands, requests, consents and other communications described in Section 9.01(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an

Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.17 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 9.01(a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.
          (c) Notwithstanding Sections 9.01(a) and 9.01(b) (unless the Administrative Agent requests that the provisions of Sections 9.01(a) and 9.01(b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this Section 9.01(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.14, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (which may be by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail)) which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and as-

signs of such party. All covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Each Lender may assign to one or more assignees (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) unless an Event of Default has occurred and is continuing, the consent of the Borrower shall be required for any assignment prior to the Initial Maturity Date by an Initial Lender (other than an assignment to an Initial Lender or an Affiliate of an Initial Lender) to the extent that after giving effect to such assignment the Initial Lenders and their respective Affiliates, in the aggregate, would hold less than a majority of the outstanding principal amount of Loans at such time, (iii) except in the case of an assignment to a Lender, a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million and increments of $1.0 million in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the Borrower and the Administrative Agent otherwise agree), (iv) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.18, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous assignments to two or more Lender Affiliates by a Lender or by two or more Lender Affiliates to a Lender and such fee shall not be payable by the Borrower), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

          (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.05(d), the entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13 and 2.14 and the provisions of Section 5.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default or an Event of Default has occurred and is continuing at the time of such participation), and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in clauses (i), (ii), (iii) and (iv) of Section 9.08(c) that affect such Participant). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (g) Any Lender, without the consent of or notice to the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such a pledge or assignment, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.
          (h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each of the Joint Lead Arrangers and Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent and the Joint Lead Arrangers and Bookrunners (and appropriate foreign and local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the syndication of the Loans and Commitments provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by any of the Joint Lead Arrangers and Bookrunners, the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent, any of the Joint Lead Arrangers and Bookrunners or any Lender; provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Joint Lead Arrangers and Bookrunners and the Lenders (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
          (b) The Borrower agrees to indemnify the Administrative Agent, the Syndication Agent, the Documentation Agent, each of the Joint Lead Arrangers and Bookrunners, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery and enforcement of this Agreement or any other Loan Document or the Commitment Letter, Engagement Letter or Fee Letter or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder, the Transactions or the other transactions contemplated thereby, (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available solely to the extent of counsel fees, charges and disbursements incurred by counsel to such Indemnitee in defending such Indemnitee against the action described in the Complaint filed in the United States Bankruptcy Court for the Southern District of New York In re: Solutia Inc., et al. Debtors. Solutia Inc., Plaintiff and CGMI, GSCP, DBSI and Deutsche Bank Trust Company Americas, Defendants and any settlement related thereto and all such fees, charges and disbursements shall be excluded in their entirety from this indemnity; provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (A) are determined by a final judgment of a court of competent jurisdiction to have arisen by reason of the Indemnitee’s gross negligence, bad faith or willful misconduct or (B) arise from any action solely among Indemnitees, other than any such actions that arise from an act or an omission of the Borrower or any Subsidiary (and provided that withstanding the foregoing provisions of this clause (B), the Administrative Agent, acting in such capacity, shall in any event be indemnified subject to the other limitations set forth in this Section); and provided, further, that in the absence of conflicts, reimbursement of reasonable legal fees, charges and disbursements in respect of any matter for which indemnification is sought shall be limited to reasonable fees, charges and disbursements of one counsel for all such Indemnitees (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
          (c) To the extent that the Borrower fails to promptly pay any amount to be paid by it to the Administrative Agent, the Syndication Agent, the Documentation Agent or any of the Joint Lead Arrangers and Bookrunners under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent, the Documentation Agent or such Joint Lead Arrangers and Bookrunners, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent, the Documentation Agent or the applicable Joint Lead Arranger and

Bookrunner in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof; provided that notwithstanding the foregoing, to the extent required by Section 9.05(b), the Borrower shall be required to indemnify each Indemnitee for any special, indirect, consequential or punitive damages of Persons other than any Indemnitee.
          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand (together with customary backup documentation supporting such reimbursement request) therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates, in each case whether direct or indirect, absolute or contingent, matured or unmatured, to or for the credit or the account of any Loan Party upon any amount becoming due and payable by any Loan Party hereunder or under any other Loan Document (whether at stated maturity, by acceleration or otherwise) against any amount held by such Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under this Agreement or such other Loan Document. In connection with exercising its rights pursuant to the previous sentence, a Lender or its Affiliates may at any time use any Loan Party’s credit balances with the Lender or its Affiliates to purchase at the Lender’s or its Affiliates’ applicable spot rate of exchange any other currency or currencies which the Lender or its Affiliates considers necessary to reduce or discharge any amount due by such Loan Party to the Lender or its Affiliates, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender or its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender or its Affiliates agrees promptly to notify the Borrower and the Administrative Agent after making any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative

Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Subject to Sections 9.08(c), 9.08(d), 9.08(e) and 9.08(f), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent with the written consent of the Requisite Lenders).
          (c) Without the written consent of each Lender that would be directly adversely affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
     (i) extend the scheduled maturity of any Loan or Note;
     (ii) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.06(b));
     (iii) extend the time for payment of any such interest;
     (iv) reduce or forgive the principal amount of any Loan or waive, reduce or postpone any scheduled repayment pursuant to Section 2.05(a);
     (v) amend, modify, terminate or waive any provision of Section 9.08;
     (vi) except as expressly provided in the Loan Documents, release all or substantially all of the Subsidiary Guarantors from the Guarantee Agreement or the Non-U.S. Guarantee Agreements, as applicable;
     (vii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document; or
     (viii) amend the indemnification obligations of the Lenders set forth in Section 9.05(c) or amend Sections 2.02(b), 2.11(a) or 2.17 (only to the extent relating to pro rata treatment of Lenders).
          (d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
     (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender;

     (ii) amend, modify, terminate or waive any provision of Article VIII as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of, or fees payable to, the Administrative Agent, in each case without the consent of the Administrative Agent;
     (iii) amend, modify, terminate or waive any provision of any Loan Document specifying the percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender; or
     (iv) amend or supplement the Exchange Notes Indenture or the Exchange Notes in any manner that would require the consent of each affected holder of Exchange Notes under the Exchange Notes Indenture without the consent of each Lender unless such amendment would not be adverse to such Lender in any material respect.
          (e) Without notice to or the consent of any Lender, the Borrower or the Administrative Agent, on the Initial Maturity Date and without any action by the Administrative Agent, any Loan Party or any Lender, this Agreement and the Guarantee Agreement shall automatically be amended as follows in order to make the restrictions, requirements, rights and remedies described below that are contained in this Agreement and the Guarantee Agreement substantially identical with respect to restrictions, requirements, rights and remedies set forth in Exhibit K (with mechanical and conforming changes to cross-references to provisions of this Agreement and to refer where the context requires to, among other things, “the Borrower,” this “Agreement,” the “Guarantee Agreement,” the “Loans,” the “Lenders,” the “Administrative Agent” and “prepayments” rather than the “Issuer,” the “Indenture,” the “Notes,” the “Holders,” the “Trustee” and “purchases”):
     (i) the provisions of Section 2.04(b) shall be amended to conform to the provisions described under “Description of exchange notes—Change of control” in Exhibit K;
     (ii) the affirmative covenants set forth in Sections 5.01 (other than clause (e) thereof), 5.05, 5.10, 5.12, 5.13, 5.15, 5.16, 5.18, 5.19 and 5.20 of this Agreement will be deleted and the covenants set forth under “Description of exchange notes—Certain covenants—SEC reports” and “Description of exchange notes—Certain covenants—Additional guarantees” in Exhibit K shall be added to Article V;
     (iii) the negative covenants set forth in Article VI of this Agreement will be amended to conform to the negative covenants set forth under “Description of exchange notes—Certain covenants” in Exhibit K;
     (iv) the Events of Default and remedies set forth in Article VII of this Agreement will be amended to conform to those described under “Description of exchange notes—Events of default” in Exhibit K (it being understood that any event in existence prior to the Initial Maturity Date and is continuing shall be taken into account in determining whether any Default or Event of Default exists from and after the Initial Maturity Date);
     (v) defined terms used in sections amended pursuant to the foregoing provisions shall be deleted (to the extent no longer used in this Agreement or any other Loan Document) and new defined terms shall be added from or conformed to, as applicable, the definitions contained under “Description of exchange notes—Certain definitions” in Exhibit K; and

     (vi) this Section will be amended, to the extent applicable, to (A) require the consent of each Lender for amendments and waivers that would require the consent of each affected holder of Exchange Notes and (B) permit the Administrative Agent and the Borrower to amend or supplement this Agreement and the other Loan Documents without the consent of any Lender to the extent a corresponding amendment or supplement would not require the consent of any holder of Exchange Notes under the Exchange Notes Indenture.
In furtherance of the foregoing, the Administrative Agent and the Borrower will use commercially reasonable efforts to codify and document the amendments to this Agreement and the Guarantee Agreement set forth in this Section 9.08(e) in order to give effect to the intent of this clause (e) no later than the Initial Maturity Date and unless the Requisite Lenders shall have objected to such amended and restated agreement within five Business Days following the date a final draft of such agreement is provided to the Requisite Lenders, the Borrower and the Administrative Agent, on behalf of the Lenders, shall enter into such amended agreements and such amended agreements shall be deemed to be this “Agreement” and the Guarantee Agreement for all purposes of the Loan Documents.
          (f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to either (i) replace such Non-Consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.18 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each of the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.
          (g) Further, notwithstanding anything to the contrary contained in Section 9.08, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between or among the Borrower and any of the Administrative Agent, the Joint Lead Arrangers and Bookrunners and the Lenders shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America for the Southern

District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process by hand or overnight courier service, or mailed by certified or registered mail. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood that, to the extent permitted, the Administrative Agent or such Lender, as the case may be, shall provide the Borrower with prompt notice thereof to the extent permitted by law or such legal process), (d) to any other party hereto, (e) in connection with (i) the exercise of any remedies hereunder or under any other Loan Document, (ii) any action or proceeding relating to this Agreement or any other Loan Document, (iii) the enforcement of rights under this Agreement or under any other Loan Document or (iv) any litigation or proceeding to which the Administrative Agent or any Lender or any of its respective Affiliates may be a party; provided, however, in each case in this clause (e), the Administrative Agent or Lender or their Affiliates, as the case may be, shall take reasonable steps to preserve the confidential nature of the information, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective direct or indirect party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any of the Joint Lead Arrangers and Bookrunners, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party not in violation of any written confidentiality agreement to the knowledge of the Administrative Agent, such Lender or such Affiliate. For purposes of this Section, “Information” means all non-public information received from any Loan Party or any of its respective Subsidiaries relating to any Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has complied with Requirements of Law or exercised commercially reasonable care.
          SECTION9.17. Posting of Approved Electronic Communications. (a) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar secured electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily the most secure method of communication and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (d) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved

Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     SECTION 9.18. Treatment of Information. (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.
     (b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.16) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 9.18 shall modify or limit a Lender’s obligations under Section 9.16 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

          (c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
          (d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (e) The provisions of the foregoing clauses of this Section 9.18 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
          SECTION 9.19. USA PATRIOT Act Notice(a) . Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name, address and tax identification number of the Borrower and the other Loan Parties and other information regarding the Borrower and the other Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
          SECTION 9.20. No Fiduciary Duty . The Administrative Agent, the Syndication Agent, the Documentation Agent, each Joint Lead Arranger and Bookrunner and each Lender and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and its Subsidiaries. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Borrower, its Subsidiaries, its stockholders or its other affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan

Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower and its applicable Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower or any of its Subsidiaries, or their respective management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising the Borrower or any of its Subsidiaries on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrower and its Subsidiaries have consulted their own legal and financial advisors to the extent they have deemed appropriate. The Borrower further acknowledges and agrees that it and each of its Subsidiaries is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not, and will cause each of its Subsidiaries not to, claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transactions or the process leading thereto.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOLUTIA INC., as Borrower
By:	/s/ James A. Tichenor
	Name:	James A Tichenor
	Title:	Authorized Officer

CITIBANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Aaron Dannenberg
	Name:	Aaron Dannenberg
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as a Joint Lead Arranger and Bookrunner
By:	/S/ Aaron Dannenberg
	Name:	Aaron Dannenberg
	Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, as a Joint Lead Arranger and Bookrunner and as a Lender
By:	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Documentation Agent
By:	/s/ Mark B. Cohen
	Name:	Mark B. Cohen
	Title:	Managing Director

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger and Bookrunner
By:	/s/ Kevin Sherlock
	Name:	Kevin Sherlock
	Title:	Managing Director

By:	/s/Martin Arzac
	Name:	Martin Arzac
	Title:	Director

GERMAN AMERICAN CAPITAL CORPORATION as Lender
By:	/s/ Mark B. Cohen
	Name:	Mark B. Cohen
	Title:	Managing Director

By:	/s/ Jeffrey Lehocky
	Name:	Jeffrey Lehocky
	Title:	Managing Director

EXHIBIT K
DESCRIPTION OF EXCHANGE NOTES
General
     Reference is made to the Credit Agreement (the “Interim Credit Agreement”), dated as of February 28, 2008 among Solutia, Inc., the lenders from time to time parties thereto, Citibank, N.A., as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, Deutsche Bank AG, New York Branch, as Documentation Agent, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and as Joint Bookrunners. This is the Description of exchange notes contemplated thereby. Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the term “Issuer” refers only to Solutia Inc. and not any of its Subsidiaries. Terms defined in this section have the meanings given in this section when used in this section. As used below in this “Description of Exchange Notes” section, the terms “Solutia, “ Issuer,” “we,” and “us” refers to Solutia Inc. and not to its subsidiaries.
     The Issuer will issue senior notes due 2015 (the “Notes”) under an indenture (the “Indenture”) among the Issuer, the Guarantors and a trust company that meets the eligibility requirements of the Trust Indenture Act, as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
     Principal of the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of Issuer in the Borough of Manhattan, City of New York, which, unless otherwise provided by Issuer, will be the offices of the Trustee. Payment of interest will be made by check mailed to the addresses of the noteholders as such addresses appear in the Note register or, at the election of any noteholder in the manner prescribed by the Indenture, by wire transfer of immediately available funds.
Terms of the Notes
     Principal, maturity and interest
     The Issuer will issue Notes in exchange for a like principal amount of Loans as set forth in the Interim Credit Agreement. The Notes will mature on February 28, 2015. Except for Notes issued in exchange for Loans and any PIK Notes (as defined below), the Indenture will not permit the issuance of any additional Notes (except replacement Notes). The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     The Issuer may, without the consent of the Holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness”), increase the outstanding principal amount of the Notes or issue additional Notes (“PIK Notes”) under the Indenture on the same terms and conditions as the Notes issued on the Issue Date (in each case, the “PIK Payment”).
     Interest on the Notes will accrue at a rate per annum equal to 15.5% per annum and will be payable semi-annually in arrears on March 1 and September 1 commencing on the first such date to occur following the issuance of any Notes to the Holders of record of Notes on the immediately preceding February 15 and August 15. Interest on each Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of such Note or the most recent date to which interest has been paid on the Loans exchanged for such Note, if applicable. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     The Issuer may, at its option, elect to pay interest on the Notes (i) entirely in cash (“Cash Interest”), (ii) by paying Cash Interest and by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); provided, however, that (A) during any Interest Period during the first twelve months after the Issue Date, no more than 2.5% of the 15.5% interest may be paid in the form of PIK Interest, and (B) during any Interest Period after the first twelve months after the Issue Date, no more than 1.5% of the 15.5% of interest may be paid in the form of PIK Interest. The Issuer must elect the form of interest payment with respect to each Interest Period by delivering a notice to the Trustee prior to the beginning of each Interest Period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any Interest Period, interest on the Notes will be payable in the form of the interest payment for the prior Interest Period.
     PIK Interest on the Notes will be payable (x) with respect to the Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of such holders.
     Following an increase in the principal amount of the outstanding Notes represented by global notes as a result of a PIK Payment, such Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on February 28, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.
Ranking
     The Notes and the Guarantees will rank equally with existing and future unsubordinated obligations of Issuer and the Guarantors, respectively. The Notes and the Guarantees will be structurally subordinated to the obligations of any Subsidiary of Issuer that is not a Guarantor. If Issuer or a Guarantor incurs any Indebtedness in the future that provides by its terms that it is subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, the Notes or that Guarantee, as applicable, will rank senior to that Indebtedness.
     The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of Issuer and each of the Guarantors to the extent of the assets securing such indebtedness.
Optional Redemption
     At any time prior to February 28 , 2012, Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.
     Thereafter, the Notes will be redeemable at the option of Issuer, in whole or in part, at any time after February 28, 2012 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on February of the years indicated below:

Redemption
Year	Price
2012	107.750%
2013	103.875%
2014 and thereafter	100.000%
     Notwithstanding the foregoing, at any time on or prior to February 28, 2011 Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 115.5 % of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (calculated after giving effect to any issuance of any PIK Notes, but excluding Notes held by Issuer and its Subsidiaries); and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
Selection and Notice

     If less than all the Notes issued under the Indenture are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Guarantees
     Issuer and each of the Subsidiaries of Solutia that guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities will deliver a Guarantee on the date that is the later of (x) the Issue Date and (y) the date on which such Subsidiary guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities. Pursuant to the Guarantees, each of the Guarantors will fully and unconditionally guarantee all Obligations of Issuer under the Indenture and the Notes on a senior basis. Newly formed or acquired Subsidiaries that guarantee the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities are required to become Guarantors, as described under “— Additional Guarantees.”
     Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor. See “Risk Factors — The guarantees of the notes may not be enforceable or may be limited in scope under local law, including laws governing fraudulent transfers and insolvency.”
     The Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:
•	any sale, exchange or transfer by Issuer or any Restricted Subsidiary to any Person or Persons, as a result of which the Restricted Subsidiary is no longer a Subsidiary of the Issuer, of a majority of the Capital Stock of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the provisions of the Indenture;

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

•	the release of such Restricted Subsidiary’s Guarantee under the Initial Credit Facilities.
provided, in each such case, that Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.
Change of Control
     If a Change of Control occurs, each noteholder will have the right to require Issuer to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), in accordance with the provisions of the next paragraph.
     Within 30 days following any Change of Control, Issuer shall mail a notice to each noteholder, with a copy to the Trustee, stating
•	that a Change of Control has occurred and that such noteholder has the right to require Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions as determined by Issuer, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.
     Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of the Indenture by virtue of this compliance.
     The occurrence of a Change of Control would constitute a default under the Initial Credit Facilities. In addition, Issuer’s ability to purchase the Notes for cash may be limited by Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any purchases required in connection with a Change of Control. Issuer’s failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture, which would, in turn, constitute a default under the Credit Facilities.
     The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties or assets of Solutia and certain of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require us to repurchase its notes as a result of a sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of Solutia and certain subsidiaries taken as a whole to another person or group may be uncertain.
Certain Covenants
The covenants set forth below will apply under the Interim Credit Agreement (modified as appropriate so as to apply to the Loans and Interim Credit Agreement rather than the Notes and the Indenture) and the Indenture, beginning on the Interim Loan Maturity Date. Upon the Interim Loan Maturity Date, all items that would be treated as Indebtedness, Restricted Payments, Investments or Liens under this “Description of exchange notes” that were incurred or made after the Effective Date and prior to the Interim Loan Maturity Date in reliance upon a provision in the Interim Credit Agreement permitting the incurrence or making of such Indebtedness, Restricted Payment, Investment, or Lien, but in an amount that is limited numerically through a “dollar basket” and/or “ratio test” (any such amount, being referred to as “Limited” Indebtedness or a “Limited” Restricted Payment, Investment or Lien, as applicable), will be required to be treated as incurred or made under the covenants set forth below under this “Description of exchange notes.” For such purposes:
          (A) the Issuer may classify or designate each such item in any manner that would have satisfied the Indenture had the Indenture been in effect on the date such item was incurred or made, including, for the avoidance of doubt, incurring such Indebtedness under the Consolidated Fixed Charge Coverage Ratio exception set forth in the first paragraph of the covenant described under “Certain covenants—Limitation on incurrence of indebtedness”, except that Indebtedness under the Credit Facilities will be deemed to be outstanding in reliance on the exception provided by clause (1) of the covenant “—Limitation on incurrence of indebtedness”; and
          (B) to the extent that the Issuer determines to designate such item as using a basket that provides capacity to incur such amount on a rolling four quarter (or other time period), such item shall be deemed to have been incurred on the date it actually was incurred, and to roll off such basket four quarters (or if applicable such other relevant time period) after it was first made. Notwithstanding the foregoing, if any Indebtedness, Lien, Restricted Payment or Investment referred to above was incurred or made prior to the Interim Loan Maturity Date in violation of the Interim Credit Agreement and is outstanding as of the Interim Loan Maturity Date, such incurrence shall be deemed a Default hereunder to the extent and solely to the extent such event would have constituted a Default had the Indenture been in effect at all times since the Effective Date.
Set forth below are summaries of certain covenants contained in the Indenture.
     The Indenture will contain certain covenants, including, among others, the following:

Limitation on Incurrence of Indebtedness
     Issuer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided that Issuer or any Guarantor may incur Indebtedness if, immediately after giving effect to such incurrence, the Consolidated Coverage Ratio is at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom, had occurred at the beginning of such four-quarter period (this proviso, the “Coverage Ratio Exception”).
     The foregoing paragraph will not prohibit incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):
     (1) the Notes issued on the Issue Date and any related Guarantees;
     (2) Indebtedness of Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness under the Initial Credit Facilities);
     (3) Indebtedness of Issuer or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any time outstanding pursuant to this clause (3) (including amounts outstanding on the date of the Indenture) not to exceed the greater of
•	$1,600 million; and

•	the sum of (x) $1,200 million (y) 75% of the net book value of the Inventory of Issuer and the Restricted Subsidiaries and (z) 85% of the net book value of the accounts receivable of Issuer and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP;
     (4) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (1) of this paragraph, clause (2) of this paragraph (other than any Indebtedness owed to Issuer or any of its Subsidiaries), this clause (4), or clause (16);
     (5) Indebtedness owed by Issuer or any Restricted Subsidiary to Issuer or a Restricted Subsidiary; provided that
•	any such Indebtedness owed by Issuer shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor (other than to Issuer or any other Guarantor) shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

•	if such Indebtedness is held by a Person other than Issuer or a Restricted Subsidiary, Issuer or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

     (6) (x) the guarantee by Issuer or any Guarantor of Indebtedness of Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is incurred pursuant to the Coverage Ratio Exception or is Permitted Indebtedness;
     (7) Hedging Obligations;
     (8) Purchase Money Indebtedness and Capital Lease Obligations of Issuer or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets (including capital expenditures of Issuer or any Restricted Subsidiary), and Refinancings thereof, in an aggregate amount at any time outstanding pursuant to this clause (8), not to exceed $75.0 million;
     (9) Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed $50.0 million at any time outstanding pursuant to this clause (9);
     (10) Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Issuer or such Restricted Subsidiary;
     (11) customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets of Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);
     (12) obligations in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;
     (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence;
     (14) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (15) Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;
     (16) Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either
•	Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

•	the Consolidated Coverage Ratio of Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;
     (17) Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor, provided such Indebtedness is subordinate in right of payment to the Notes;
     (18) Indebtedness consisting of the financing of insurance premiums;
     (19) Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;
     (20) additional Indebtedness in an aggregate amount not to exceed $75.0 million at any time outstanding pursuant to this clause (20); or
     (21) the incurrence of Indebtedness by Unrestricted Subsidiaries.
     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories). The maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.
     Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock.
     For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this section any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this section) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.
     Notwithstanding the foregoing, Issuer will not, and will not permit any other Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of Issuer or such Guarantor, as the case may be.
Limitation on Restricted Payments
     Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make a Restricted Payment if:
     (1) a Default has occurred and is continuing or would result therefrom;
     (2) Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or
     (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any Restricted Payments made in assets other than cash to be valued at its Fair Market Value) declared or made since the Issue Date (other than any Restricted Payment described in clause (2), (3), (4), (6) or (9) of the next paragraph) would exceed the sum (the “Basket”) of
     (a) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2008 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
     (b) the aggregate Net Cash Proceeds from the issuance and sale (other than to a Subsidiary of Issuer) of, Qualified Stock received by Issuer subsequent to the Issue Date) or from the issue or sale of debt securities of the Issuer that have been converted or exchanged into Qualified Stock, together with the aggregate cash and Temporary Cash Investments received by the Issuer or any of its Restricted Subsidiaries at the time of such conversion or exchange; plus
     (c) the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Issuer) into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by Issuer or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate Net Cash Proceeds received by Issuer or any Restricted Subsidiary after the Issue Date from the issuance and sale (other than to a Subsidiary of Issuer) of such Indebtedness or Disqualified Stock; plus
     (d) to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication;
•	100% of the aggregate net proceeds received by Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by Issuer or any Restricted Subsidiary since the Issue Date; plus

•	the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other Transfers of assets subsequent to the Issue Date, in each case to Issuer or any Restricted Subsidiary from such Person; plus

•	if the Basket was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary provided that the foregoing shall not exceed, in the aggregate, the amount of all Investments which previously reduced the Basket.
     The provisions of the foregoing paragraph shall not prohibit the following:
     (1) dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture;
     (2) any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of Issuer) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent incurrence and sale (other than to a Subsidiary of Issuer) of Refinancing Indebtedness thereof; provided that (x) no such exchange or issuance and sale shall increase the Basket and (y) no Default has occurred and is continuing or would occur as a consequence thereof;
     (3) payments by Issuer or any Restricted Subsidiary in respect of Indebtedness of Issuer or any Restricted Subsidiary owed to Issuer or another Restricted Subsidiary;
     (4) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;
     (5) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);
     (6) Restricted Payments in an aggregate amount since the Issue Date not to exceed $75.0 million pursuant to this clause (6);
     (7) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Issuer or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments pursuant to this clause (7) (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year);
     (8) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness”; so long as at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); or
     (9) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants.

Limitation on Liens
     Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind on any asset of Issuer or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if the obligations so secured are subordinated in right of payment by their terms to the Notes or a Guarantee, the Lien securing such obligations will also have subordinated Lien priority by its terms to the Lien securing the Notes and the Guarantees at least to a comparable extent.
Limitation on Transactions with Affiliates
     Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or series of related transactions, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of Issuer (an “Affiliate Transaction”), unless the terms thereof, taken as a whole, are no less favorable to Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not such an affiliate.
     The Board of Directors must approve each Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $20 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.
     If Issuer or any Restricted Subsidiary enters into an Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $50.0 million, then prior to the consummation of that Affiliate Transaction, Issuer must obtain a favorable opinion from an Independent Financial Advisor that it has determined such Affiliate Transaction to be fair, from a financial point of view, to the noteholders, and deliver that opinion to the Trustee.
     The provisions of the three foregoing paragraphs will not prohibit the following:
     (1) transactions exclusively between, among or solely for the benefit of (a) Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no affiliate of Issuer (other than another Restricted Subsidiary) owns more than 10% of the Capital Stock in any such Restricted Subsidiary;
     (2) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors;
     (3) Restricted Payments which are made in accordance with the covenant described under “— Limitation on Restricted Payments” and Investments constituting Permitted Investments;
     (4) any transaction with an affiliate where the only consideration paid by Issuer or any Restricted Subsidiary is Qualified Stock;
     (5) transactions between Issuer or any Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;
     (6) transactions with a Person that is an affiliate solely because Issuer or any Restricted Subsidiary owns Capital Stock in such Person; provided that no affiliate of Issuer (other than a Restricted Subsidiary) owns more than 10% of the Capital Stock in such Person;
     (7) purchases and sales of raw materials or Inventory in the ordinary course of business on market terms; or
     (8) transactions or the performance under agreements described under “Plan of Reorganization.”

Limitation on Asset Sales
     Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:
     (i) Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and
     (ii) at least 75% of the total consideration received in such Asset Sale consists of cash, Temporary Cash Investments or assets referred to in clause (c) below, in each case, valued at the Fair Market Value thereof, or a combination of the foregoing.
For purposes of clause (ii) above, the following shall be deemed to be cash:
•	the amount (without duplication) of any liability (other than Subordinated Obligations) that would be recorded on a balance sheet prepared in accordance with GAAP of Issuer or such Restricted Subsidiary that is expressly (i) assumed by a Person other than the Issuer or a Restricted Subsidiary, or (ii) is expunged by the holder of such liability, and with respect to which, in each case, Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released from further liability with respect thereto; and

•	the amount of any obligations or securities received from such Transferee that are within 150 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received).
     If at any time any non-cash consideration received by Issuer or any Restricted Subsidiary in connection with any Asset Sale is repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion, sale or other disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.
     If Issuer or any Restricted Subsidiary engages in an Asset Sale, Issuer or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to all or any of the Net Available Proceeds therefrom as follows:
     (a) to repay or otherwise retire amounts owing under the Credit Facilities in accordance with the Credit Facilities;
     (b) to repay or otherwise retire amounts owing under other Indebtedness (other than Subordinated Obligations) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; and/or
     (c) to make (i) an Investment in or expenditure for assets (including Capital Stock of any Person) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any Person) that will be used in the Permitted Business and (ii) capital expenditures that will be used in the Permitted Business (or, in each case of (i) and (ii), enter into a binding commitment for any such investment or expenditure); provided that such binding commitment shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such investment or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period. If the Investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.
The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”
     When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, Issuer will be required to make an offer to purchase from all noteholders an aggregate principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness on a pro rata basis with the Notes, equal to the amount of such Excess Proceeds (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture.
     The offer price for the Notes will be payable in cash and will be equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”). If the aggregate Offered Price of Notes validly tendered and not withdrawn by noteholders thereof exceeds the amount of Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reduced to zero.

     To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer (and if applicable, the aggregate amount of pari passu Indebtedness being repaid, on a pro rata basis with the Notes) is less than the Excess Proceeds (such shortfall constituting a “Net Proceeds Deficiency”), Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes.
     In the event of the Transfer of substantially all (but not all) of the assets of Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets,” the Transferee shall be deemed to have sold for cash at Fair Market Value the assets of Issuer and the Restricted Subsidiaries not so Transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).
     Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of this compliance.
Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries
     Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (a) pay dividends or make any other distributions on its Capital Stock to Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to Issuer or any other Restricted Subsidiary;
     (b) make any loans or advances to, or guarantee any Indebtedness of, Issuer or any other Restricted Subsidiary, or
     (c) Transfer any of its assets to Issuer or any other Restricted Subsidiary, except:
     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Indenture and the Credit Facilities), as such encumbrance or restriction is in effect on the Issue Date;
     (2) any Lien permitted under the Indenture that restricts the Transfer of assets which are subject to such Lien;
     (3) restrictions on the Transfer of assets imposed under any agreement to sell such assets permitted under the Indenture pending the closing of such sale;
     (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;
     (5) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the Transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;
     (6) Purchase Money Indebtedness and Capital Lease Obligations incurred pursuant to clause (8) of the definition of “Permitted Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;
     (7) any encumbrances or restrictions imposed by any amendments or Refinancings of the contracts, instruments or obligations referred to in clause (1), (4) or (6) above; provided that such amendments or Refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing;
     (8) covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;

     (9) any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the Transfer of the lease or the property leased thereunder;
     (10) customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuer and the Restricted Subsidiaries between the Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof; and
     (11) any restriction imposed by applicable law, rule, regulation or order.
Additional Guarantees
     Issuer will cause any Subsidiary, whether currently existing, or subsequently acquired or created, that Guarantees Issuer’s obligations or the obligations of any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities to fully and unconditionally guarantee all of Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture.
Merger, Consolidation and Sale of Assets
     (A) Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of Issuer to Transfer) all or substantially all of Issuer’s assets (determined on a consolidated basis for Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless
     (1) either
     (a) Issuer is the surviving or continuing Person; or
     (b) the Person (if other than Issuer) formed by such consolidation or into which Issuer is merged or the Transferee of such assets (the “Issuer Surviving Entity”):
(x)	is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y)	expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant under the Notes, the Indenture and the Registration Rights Agreement on the part of Issuer to be performed or observed; and
     (2) each of the conditions specified in paragraph (C) below is satisfied.
     For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of Issuer, the Capital Stock of which constitutes all or substantially all of the assets of Issuer (determined on a consolidated basis for Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of Issuer.
     The Indenture provides that upon any consolidation or merger in which Issuer is not the continuing Person, or any Transfer of all or substantially all of the assets of Issuer in accordance with the foregoing, Issuer Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Issuer under the Indenture and the Registration Rights Agreement with the same effect as if such Issuer Surviving Entity had been named as such.
     (B) No Guarantor will, and Issuer will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless
     (1) either

     (a) such Guarantor shall be the surviving or continuing Person; or
     (b) the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee and the performance of every covenant under such Guarantor’s Guarantee, the Indenture and the Registration Rights Agreement on the part of such Guarantor to be performed or observed; and
     (2) each of the conditions specified in paragraph (C) below (other than clause (1) thereof) is satisfied.
     The requirements of this paragraph (A) and (B) shall not apply to (x) a consolidation or merger of any Guarantor with and into Issuer or any other Guarantor, so long as Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Guarantor that complies with the covenant described under “— Limitation on Asset Sales.”
     (C) The following additional conditions shall apply to each transaction described in paragraph (A) or (B), except that clause (1) below shall not apply to a transaction described in paragraph (B):
     (1) immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Issuer (or Issuer Surviving Entity, if applicable)
     (x) could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or
     (y) the Consolidated Coverage Ratio of Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger; and
     (2) immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default has occurred and is continuing; and
     (3) Issuer shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.
SEC Reports
     From and after the Interim Loan Maturity Date, whether or not Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, Issuer will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) if Issuer were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which Issuer would be required so to file such documents if Issuer were so subject, unless, in any case, if such filings are not then permitted by the Commission.
     If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, Issuer will, within 15 days of each Required Filing Date, transmit by mail to noteholders, as their names and addresses appear in the Note register, without cost to such noteholders, and file with the Trustee copies of, the annual reports, quarterly reports and other periodic reports that Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if Issuer were subject to such Section 13(a) or 15(d), and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at Issuer’s cost.
     So long as the rules and regulations of the Commission would allow (including pursuant to any applicable exemptive relief) Issuer to file periodic reports or information (if they were required by the Exchange Act to file such reports or information) on a consolidated or combined basis, Issuer will be deemed to have satisfied their requirements in the above paragraphs if Issuer files the reports and other information of the types otherwise so required within the applicable time periods. Issuer also will comply with the other provisions of TIA § 314(a).

Conduct of Business
     Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.
Events of Default
     Any of the following shall constitute an Event of Default under the Indenture:
     (1) default for 30 days in the payment when due of interest on any Note;
     (2) default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;
     (3) failure to perform or comply with the covenant described under “— Change of Control”;
     (4) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (1), (2) or (3) above) which failure continues for 60 days after written notice thereof has been given to Issuer by the Trustee or to Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, which
•	is caused by a failure to pay such Indebtedness at Stated Maturity (after giving effect to any grace period related thereto) (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its Stated Maturity;
and in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;
     (6) one or more final and non-appealable judgments, orders or decrees for the payment of money of $25.0 million or more, individually or in the aggregate, shall be entered against Issuer or any Restricted Subsidiary or any of their respective properties and which final and non-appealable judgments, orders or decrees are not covered by third party indemnities or insurance as to which coverage has not been disclaimed and are not paid, discharged, bonded or stayed within 60 days after their entry;
     (7) a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging Issuer or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Issuer or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Issuer or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 60 consecutive days;
     (8) Issuer or any of its Significant Subsidiaries:
•	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	consents to the entry of a decree or order for relief in respect of Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Issuer or any of its Significant

Subsidiaries; or

•	files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Issuer or any of its Significant Subsidiaries or of any substantial part of its property; or

•	makes an assignment for the benefit of creditors; or

•	admits in writing its inability to pay its debts generally as they become due; or

•	takes corporate action in furtherance of any such action; or
     (9) the Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).
     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (7) or (8) above with respect to Issuer), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (7) or (8) above occurs with respect to Issuer, the principal of and interest on all the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
     Except to enforce the right to receive payment of principal or interest when due, no noteholder may pursue any remedy with respect to the Indenture or the Notes unless:
•	such holder has previously given the Trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

•	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.
     The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the noteholders. In addition, Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Issuer is taking or proposes to take in respect thereof.
Amendments and Waivers
     Except as provided below, the Notes and the Indenture may be amended with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.
     Without the consent of each holder of an outstanding Note affected thereby, no amendment or waiver may:
•	reduce the principal of or change the fixed maturity of any Note;

•	alter the provisions with respect to the redemption or purchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under “— Change of Control”);

•	waive a redemption or purchase payment due with respect to any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•	waive a Default in the payment of principal or interest on the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in money other than United States Dollars;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

•	make the Notes or any Guarantee subordinated by their or its terms in right of payment to any other Indebtedness;

•	release any Guarantor that is a Significant Subsidiary from its Guarantee except in compliance with the Indenture; or

•	make any change in the amendment and waiver provisions of the Indenture.
     Without the consent of any noteholder, Issuer and the Trustee may amend Notes and the Indenture:
•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption by a successor Person of the obligations of Issuer or any Guarantor under the Indenture in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets”;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

•	to add a Guarantor;

•	to release a Guarantor from its Guarantee when permitted by the Indenture;

•	to add to the covenants of Issuer for the benefit of the noteholders or to surrender any right or power conferred upon Issuer;

•	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•	to make any other change that does not materially adversely affect the rights of any noteholder; or

•	to conform the Indenture to this Description of Notes.
     The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

     After an amendment or waiver under the Indenture becomes effective, Issuer is required to mail to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.
Transfer
     Notes will be issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be made for any registration of transfer or exchange of Notes, but Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.
Discharge of Indenture and Defeasance
     The Indenture will, subject to certain surviving provisions, cease to be of further effect when:
     (1) Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or
     (2) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case Issuer pays all other sums payable under the Indenture by Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of Issuer accompanied by an officers’ certificate and an opinion of counsel and at the cost and expense of Issuer.
     Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, Issuer at any time may terminate:
     (1) all its obligations under the Notes and the Indenture (“legal defeasance option”); or
     (2) its obligations under certain restrictive covenants and the related Events of Default (“covenant defeasance option”).
     Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (2) of the immediately preceding paragraph.
     In order to exercise either defeasance option, Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).
Concerning the Trustee
     Law Debenture Trust Company of New York is the Trustee under the Indenture. Deutsche Bank Trust Company Americas has been appointed by Issuer as Registrar and Paying Agent with regard to the Notes. An affiliate of the Registrar and Paying Agent is acting as an initial purchaser of the Notes.
     The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any noteholder, unless such noteholder shall have offered to the Trustee reasonable security or indemnity reasonably acceptable to it against any cost, expense and liabilities which might be incurred by it in compliance with such request.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of the Issuer or any of its subsidiaries will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Governing Law
     The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Certain Definitions
     “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed or incurred by Issuer or any Restricted Subsidiary in connection with the acquisition of the stock or any asset or assets from another Person.
     “affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (1) 1.0% of the principal amount of such Note; and
     (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at  February 28, 2012 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 28, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.
     “Asset Sale” means any Transfer by Issuer or any Restricted Subsidiary (other than to Issuer or a Restricted Subsidiary) of:
•	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

•	all or substantially all the assets of any division, business segment or comparable line of business of Issuer or any Restricted Subsidiary; or

•	any other assets of Issuer or any Restricted Subsidiary outside of the ordinary course of business of Issuer or such Restricted Subsidiary.
     Notwithstanding the foregoing, the term “Asset Sale” shall not include:
     (1) for purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales,” a Transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or permitted under “— Merger, Consolidation and Sale of Assets”;

     (2) sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the Fair Market Value thereof;
     (3) sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit Issuer or any Restricted Subsidiary from using the technologies licensed and do not require Issuer or any Restricted Subsidiary to pay any fees for any such use;
     (4) a Transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;
     (5) a Transfer involving only Temporary Cash Investments or Inventory in the ordinary course of business;
     (6) any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;
     (7) the lease or sublease of any real or personal property in the ordinary course of business;
     (8) a Transfer of assets having a Fair Market Value and a sale price of less than $5.0 million;
     (9) dispositions of accounts receivable in connection with the collection or compromise thereof;
     (10) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code;
     (11) any dispositions made pursuant to the plan of reorganization described under “Plan of Reorganization”; or
     (12) any dispositions by Unrestricted Subsidiaries or Persons that are not Subsidiaries of Solutia.
     “Bank Collateral Agent” means, collectively, the Persons designated as such under the Credit Facilities or any Person otherwise performing the duties typical of a collateral agent under a credit facility like the Credit Facilities.
     “Basket” has the meaning set forth under “— Certain Covenants — Limitation on Restricted Payments.”
     “Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than Issuer or any of its Restricted Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Change of Control” means the occurrence of any of the following events:
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act,), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of Issuer;
     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of Issuer was approved by a vote of the majority of the directors of Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) Issuer consolidates with or merges with or into another Person or another Person merges with or into Issuer, or all or substantially all the assets of Issuer and the Restricted Subsidiaries, taken as a whole, are Transferred to another Person, and, in the case of any such merger or consolidation, the securities of Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or
     (4) Issuer liquidates or dissolves or the stockholders of Issuer adopt a plan of liquidation or dissolution.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such four fiscal quarters; provided that:
     (1) if Issuer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and prior to the event for which the Consolidated Coverage Ratio is being calculated that remains outstanding prior to the event for which the calculation is being made, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);
     (2) if since the beginning of such period Issuer or any Restricted Subsidiary shall have Transferred any assets in an Asset Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (whether positive or negative) directly attributable to the assets which are the subject of such Transfer for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of Issuer or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent Issuer and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to Issuer and its continuing Restricted Subsidiaries in connection with such Transfer for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (3) if since the beginning of such period Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;
     (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Transfer of assets in an Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or clause (3) above if made by Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Transfer, Investment or acquisition occurred on the first day of such period; and
     (5) if Issuer or any Restricted Subsidiary has repaid any Indebtedness since the beginning of such period that no longer remains outstanding on such date of determination, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to the repayment of such Indebtedness as if such Indebtedness had repaid on the first day of such period as if such discharge had occurred on the first day of such period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the amount of income, earnings or expense relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be (i) based on the reasonable good faith judgment of a responsible financial or accounting officer of Issuer and (ii) set forth in a certificate delivered to the Trustee from such officer (it may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction (which are being given pro forma effect) that are reasonably expected to be realized in the twelve month period immediately subsequent to such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).
     “Consolidated Fixed Charges” means, with respect to any period, the sum (without duplication) of:
     (1) the interest expense of Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation:
•	amortization of debt issuance costs and debt discount;

•	the net payments, if any, under Interest Rate Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation;

•	accrued interest;

•	commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers -acceptance financings;
     (2) the interest component of the Capital Lease Obligations paid or accrued during such period;
     (3) all interest capitalized during such period;
     (4) interest accrued during such period on Indebtedness of the type described in clause (6) or (7) of the definition of “Indebtedness”;
     (5) the product of
•	the amount of all dividends on any series of Preferred Stock of Issuer and the Restricted Subsidiaries (other than dividends paid in Qualified Stock and other than dividends paid to Issuer or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period;

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of Issuer, expressed as a decimal; and
     (6) fees related to a Qualified Securitization Transaction.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:
     (1) any extraordinary gains or losses or expenses
     (2) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);
     (3) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders;

     (4) any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Capital Stock of any Person;
     (5) any net after-tax income or loss from discontinued operations; and
     (6) the cumulative effect of a change in accounting principles.
     “Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”
     “Credit Facilities” means, collectively, one or more credit agreements or indentures, including, without limitation, (i) a senior secured asset-based revolving credit facility in the aggregate principal amount dated on or about February ___, 2008 among the Issuer and certain of its Subsidiaries, as borrowers, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and (ii) a credit agreement to be dated on or about the February ___, 2008 among the Issuer, as borrower, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and in each case including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, including, without limitation, any indenture or indentures, and any successor or replacement agreement or agreements, , including, without limitation, any indenture or indentures with the same or any other agents, creditor, lender or group of creditors, lenders, trustee or noteholders.
     “Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or
     (2) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes and for consideration that is not Qualified Stock;
provided that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require Issuer or any Restricted Subsidiary to redeem or purchase such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “— Change of Control” and such Capital Stock specifically provides that Issuer or such Restricted Subsidiary will not redeem or purchase any such Capital Stock pursuant to such provisions prior to Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “— Change of Control.”
     “Domestic Subsidiary” means a Restricted Subsidiary of Issuer that is not a Foreign Subsidiary.
     “EBITDA” for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
     (1) Consolidated Fixed Charges;

     (2) income tax expense determined on a consolidated basis in accordance with GAAP;
     (3) depreciation expense determined on a consolidated basis in accordance with GAAP;
     (4) amortization expense determined on a consolidated basis in accordance with GAAP;
     (5) amounts attributable to minority interest;
     (6) any unusual or non-recurring non-cash charge (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);
     (7) all costs and expenses arising from or related to the Notes, the Initial Credit Facilities, the Equity Rights Offering, the Creditor Rights Offering or Solutia’s emergence from Chapter 11 protection incurred prior to the first anniversary of the Issue Date;
     (8) non-cash stock compensation, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements;
     (9) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss; and
     (10) fees related to a Qualified Securitization Transaction;
provided that EBITDA shall be reduced by the following:
     (a) all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests);
     (b) any non-recurring gains; and
     (c) amounts paid in cash as dividends or other distributions to holders of minority interests.
     “Effective Date” shall mean February                     , 2008.
     “Equity Offering” means a public or private offering or placement of Capital Stock of Issuer (other than Disqualified Stock) that generates gross proceeds to the issuer thereof of at least $25 million.
     “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $20 million shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.
     “Foreign Subsidiary” means (i) a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia, and (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof).
     “GAAP” means generally accepted accounting principles in the United States of America as in effect and adopted by Issuer on the date of the Indenture.
     “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.
     “Guarantee” means a full and unconditional senior guarantee of the Notes pursuant to the Indenture.
     “Guarantor” means any Restricted Subsidiary of Issuer that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes.
     “Holder” means the Person in whose name a Note is registered on the registrar’s books.
     “incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning.
     “Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent:
     (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of assets or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;
     (2) all Capital Lease Obligations of such Person;
     (3) all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person;
     (4) net obligations of such Person under Interest Rate Agreements or Currency Agreements;
     (5) all Disqualified Stock issued by such Person and all Preferred Stock issued by any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon;
     (6) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (1) through (5) above; and
     (7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness.
     For the avoidance of doubt, “Indebtedness” shall not include:
•	current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

•	deferred tax obligations;

•	minority interest;

•	non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and

•	obligations of Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business
     For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the Fair Market Value of, such Disqualified Stock, such Fair Market Value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the Indenture.
     “Independent Financial Advisor” means a firm:
•	which does not, and whose directors, officers or affiliates do not, have a material financial interest in Issuer or any of its Subsidiaries; and

•	which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.
     “Initial Credit Facilities” means the (i) a senior secured asset-based revolving credit facility in the aggregate principal amount dated as if February ___, 2008 among the Issuer and certain of its Subsidiaries, as borrowers, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and (ii) a credit agreement to be dated on or about the Issue Date among the Issuer, as borrower, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and in each case including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, including, without limitation, any indenture or indentures, and any successor or replacement agreement or agreements, including, without limitation, any indenture or indentures with the same or any other agents, creditor, lender or group of creditors, lenders, trustee or noteholders.
     “interest” means, with respect to the Notes, the sum of any interest and any Liquidated Damages on the Notes.
     “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.
     “Interim Loan Maturity Date” means February 28, 2009.
     “Inventory” has the meaning provided in the Uniform Commercial Code of the State of New York, as amended.
     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. “Investment” excludes (a) any Restricted Payment of the type described in clause (2) of the definition “Restricted Payment” and (b) any purchase or acquisition of Indebtedness of Issuer or any of its Subsidiaries.
     For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:
     (1) “Investment” shall include the portion (proportionate to Issuer’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;
     (2) any asset Transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such Transfer; and
     (3) if Issuer or any Restricted Subsidiary Transfers any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such Transfer or issuance, such Person is no longer a Restricted Subsidiary, Issuer shall be deemed to have made an Investment on the date of any such Transfer or issuance equal to the Fair Market Value of the Capital Stock of such Person held by Issuer or such Restricted Subsidiary immediately following any such Transfer or issuance.
     “Issue Date” means the date on which the Notes are originally issued.
     “Issuer Surviving Entity” has the meaning set forth under “— Merger, Consolidation and Sale of Assets.”
     “Lien” means, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of an asset with respect to any asset then held by Issuer or a Restricted Subsidiary, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Available Proceeds” from an Asset Sale means the aggregate cash proceeds received by such Person and/or its affiliates in respect of such transaction, which amount is equal to the excess, if any, of:
     (1) the cash received by such Person and/or its affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such transaction, over
     (2) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such person in connection with such transaction, plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such transaction, plus (c) provision for taxes, including income taxes, attributable to the transaction or attributable to required prepayments or repayments of Indebtedness with the proceeds of such transaction, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such transaction undertaken by Issuer or any of its Restricted Subsidiaries in connection with such transaction, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such transaction.
     “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing such Indebtedness.
     “Permitted Business” means (1) the same or a similar line of business as Issuer and the Restricted Subsidiaries are engaged in on the date of the Indenture as described in this prospectus and (2) such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing.
     “Permitted Indebtedness” has the meaning set forth in the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”
     “Permitted Investment” means:
     (1) any Investment in Temporary Cash Investments or the Notes;
     (2) any Investment in Issuer or any Restricted Subsidiary;
     (3) any Investment by Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:
•	such Person becomes a Restricted Subsidiary; or

•	such Person is merged or consolidated with or into, or Transfers or conveys all or substantially all of its assets to, or is liquidated into, Issuer or a Guarantor;
     (4) receivables owing to Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
     (5) loans or advances to employees of Issuer or any Restricted Subsidiary that are made in the ordinary course of business consistent with past practices of Issuer or such Restricted Subsidiary, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (5) that are at the time outstanding, not to exceed $15.0 million;
     (6) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Asset Sales” or represents consideration received from the sale of assets not considered to be an Asset Sale for purposes of such covenant;
     (7) Investments of cash or Temporary Cash Investments in any Restricted Subsidiary that is not a Guarantor in the form of Indebtedness that is not subordinated by its terms to any other obligations;
     (8) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
     (9) Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Indebtedness”;
     (10) Additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $100.0 million;
     (11) any Investment by Issuer or a Wholly Owned Subsidiary of Issuer in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in accounts receivable generated by Issuer or any of its Subsidiaries;
     (12) any Indebtedness of Issuer to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Issuer from any such Subsidiary which assets are subsequently conveyed by Issuer to a Securitization Entity in a Qualified Securitization Transaction;
     (13) any guarantees of Indebtedness permitted by clause (6) or (17) of the definition of “Permitted Indebtedness”; and
     (14) Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that Issuer or any of its Subsidiaries uses or sells in the ordinary course of business.
     The amount of any Investments outstanding for purposes of clause (10) or (14) above and the amount of Investments deemed made since the Issue Date for purposes of clause (8) of “— Certain Covenants — Limitation on Restricted Payments” shall be equal to the aggregate amount of Investments made pursuant to such clause reduced (but not below zero) by the following (to the extent not included in the calculation of Consolidated Net Income for purposes of determining the Basket and without duplication):

•	the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

•	the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other Transfers of assets to Issuer or any Restricted Subsidiary;

•	to the extent that the amount available for Investments under such clause was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

•	the net reduction in Investments made pursuant to such clause resulting from repayment of letters of credit or the expiration of letters of credit undrawn.
     “Permitted Liens” means:
          (1) Liens on assets of a Person at the time such Person becomes a Subsidiary; provided that (a) such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary and (b) such Lien does not extend to or cover any assets of Issuer or any other Restricted Subsidiary;
          (2) Liens existing on the Issue Date;
          (3) Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;
          (4) Liens for taxes, assessments and governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;
          (5) Liens on assets acquired or constructed after the Issue Date securing Purchase Money Indebtedness and Capital Lease Obligations; provided that such Liens shall in no event extend to or cover any assets other the such assets acquired or constructed after the Issue Date with the proceeds of such Purchase Money Indebtedness of Capital Lease Obligations;
          (6) zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances on real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness, or (b) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Issuer and the Restricted Subsidiaries at such real property;
          (7) terminable or short-term leases or permits for occupancy, which leases or permits
          (a) expressly grant to Issuer or any Restricted Subsidiary the right to terminate them at any time on not more than six months’ notice and (b) do not individually or in the aggregate interfere with the operation of the business of Issuer or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;
          (8) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default; provided that any such Liens shall be paid, discharged, bonded or stayed prior to the sale or forfeiture of any portion of the collateral on account of such Liens;
          (9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Issuer or any Restricted Subsidiary in accordance with the provisions of the Indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
          (10) Liens securing Refinancing Indebtedness relating to Permitted Liens of the type described in clauses (1), (2) and (5) of this definition; provided that such Liens extend only to the assets securing the Indebtedness being Refinanced;

          (11) other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the $50.0 million;
          (12) Liens securing Indebtedness incurred under clause (3) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness”;
          (13) Liens securing Hedging Obligations of the type described in clause (7) of the definition of “Permitted Indebtedness”;
          (14) Liens securing Indebtedness of Foreign Subsidiaries;
          (15) Liens in favor of Issuer or any Guarantor;
          (16) Liens on assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary;
          (17) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;
          (18) Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the UCC;
          (19) Liens arising or that may be deemed to arise in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;
          (20) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), in each case incurred in the ordinary course of business;
          (21) Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;
          (22) Liens occurring solely by the filing of a UCC statement, which filing has not been consented to by Issuer or any Restricted Subsidiary;
          (23) any obligations or duties affecting any property of Issuer or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;
          (24) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;
          (25) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and
          (26) deposits, pledges or other Liens to secure obligations under purchase or sale agreements.
          (27) Liens in the form of licenses, leases or subleases on any asset incurred by the Issuer or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Issuer or such Subsidiary and is incurred in the ordinary course of business;
          (28) Liens on receivables subject to factoring transactions;
          (29) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Issuer or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance;
          (30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Issuer or any of its Restricted Subsidiaries;
     (31) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
     (32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located; and
     (33) Liens or other matters disclosed in title policies in connection with the Initial Credit Facilities.
     “Person”means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock,”as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “principal”of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
     “Purchase Money Indebtedness”mean Indebtedness:
•	consisting of the deferred purchase price of assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

•	incurred to finance the acquisition by Issuer or a Restricted Subsidiary of such asset, including additions and improvements;
provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 120 days after such acquisition of, or the completion of construction of, such asset by Issuer or Restricted Subsidiary.
     “Purchase Money Note”means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, Issuer or any of its Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.
     “Qualified Securitization Transaction”means any transaction or series of transactions that may be entered into by Issuer, any Restricted Subsidiary or a Securitization Entity pursuant to which Issuer or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or Issuer or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Issuer or any Restricted Subsidiary which arose in the ordinary course of business of Issuer or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
     “Qualified Stock”means any Capital Stock of Issuer other than Disqualified Stock.
     “Refinance”means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

     “Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not:
     (1) result in an increase in the aggregate principal amount of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred in connection with such Refinancing) or
     (2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;
provided that (x) if the Indebtedness being Refinanced is subordinated in right of payment by its terms to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated in right of payment by its terms to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and
     (y) the obligor(s) on the Refinancing Indebtedness shall not include any Person that is not Issuer or a Guarantor or a Person that is an obligor on the Indebtedness being Refinanced.
     “Registration Rights Agreement” has the meaning set forth under “Registration Rights.”
     “Restricted Payment” means, with respect to any Person:
     (1) any dividend or other distribution declared or paid on any Capital Stock of Issuer (other than dividends or distributions payable solely in Qualified Stock);
     (2) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of Issuer or any affiliate of Issuer (other than any Restricted Subsidiary);
     (3) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations prior to the Stated Maturity thereof (other than any Purchase Money Indebtedness incurred after the Issue Date upon the sale of the related asset); or
     (4) the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary of Issuer as an Unrestricted Subsidiary).
provided, however, that payments pursuant to the Plan of Reorganization shall not constitute Restricted Payments.
     “Restricted Subsidiary” means each Subsidiary of Issuer that is not an Unrestricted Subsidiary.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Securitization Entity” means a Wholly Owned Subsidiary of Issuer (or another Person in which Issuer or any Subsidiary of Issuer makes an Investment and to which Issuer or any Subsidiary of Issuer Transfers accounts receivable):
     (1) which is designated by the Board of Directors (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable;
     (2) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Issuer or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Issuer or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Issuer or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Issuer or any of its Subsidiaries;
     (3) with which neither Issuer nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and
     (4) to which neither Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such entity’ financial condition or cause such entity to achieve certain levels of operating results.
     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.
     “Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of Issuer on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Issuer or any of its Subsidiaries which are reasonably customary in an accounts receivable securitization transaction.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subordinated Obligation” means any Indebtedness of Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinated by its terms in right of payment to the Notes or the Guarantee of Issuer or such Guarantor.
     “Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which Voting Stock representing more than 50% of the total voting power of all outstanding Voting Stock of such Person is at the time owned, directly or indirectly, by:
•	such Person;

•	such Person and one or more Subsidiaries of such Person; or

•	one or more Subsidiaries of such Person.
     “Temporary Cash Investments” means any of the following:
     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
     (2) investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of Issuer) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is “P-2” or higher from Moody’s, “A-2” or higher from S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined above);
     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

     (6) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (5) above.
     “Total Assets” means the total assets of Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Issuer.
     “Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” have correlative meanings.

     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 28, 2012; provided, however, that if the period from the Redemption Date to February 28, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.
     “Unrestricted Subsidiary” means:
•	any Subsidiary of Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors; and

•	any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors may designate any Subsidiary of Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, Issuer or any other Subsidiary of Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:
•	no Default has occurred and is continuing or would occur as a consequence thereof;

•	(x) Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Coverage Ratio of Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

•	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (treating the Fair Market Value of Issuer’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).
     The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
•	no Default has occurred and is continuing; and

•	Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
     “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the then outstanding aggregate principal amount of such Indebtedness into
     (2) the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by Issuer and/or one or more Wholly Owned Subsidiaries.

ANNEX I
     Registration rights
     Prior to or on the earliest date of original issuance of any of the Notes, the Issuer will use its reasonable best efforts to enter into the Registration Rights Agreement for the benefit of the Holders of the Notes. Pursuant to the agreement, the Issuer will, at its expense:
· File with the SEC, or otherwise designate an existing registration statement filed with the SEC, prior to or on the 150th day after the earliest date of original issuance of any of the Notes, a shelf registration statement on such form as the Issuer deems appropriate covering resales by Holders of all Registrable Securities (as defined below) (such 150th day, the “filing target date”);
· Use reasonable best efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in any event prior to or on the 260th day after the earliest date of original issuance of any of the Notes (such 260th day, the “effectiveness target date”); and
     · Use reasonable best efforts to keep the shelf registration statement effective with respect to the Registrable Securities; provided that in no event shall there be any requirement to keep the shelf registration statement effective beyond the second anniversary of the earliest date of original issuance of any of the Notes.
     “Registrable Securities” means each Note and related Guarantees until the earlier of (i) the date on which such Note and related Guarantees have been sold or otherwise transferred pursuant to an effective shelf registration statement; (ii) the date on which such Note and the related Guarantees held by non-affiliates are eligible to be resold without restriction pursuant to Rule 144 under the Securities Act or any successor provision thereto; or (iii) the date such Note and the related Guarantees have been sold pursuant to Rule 144 under the Securities Act or any successor provision thereto.
     The Issuer will also agree to provide to each Holder copies of the prospectus contained in the shelf registration statement, notify each Holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and related Guarantees. A Holder who sells Notes pursuant to the shelf registration statement generally will be required to be named a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to that Holder (including certain indemnification and contribution provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.
     The Issuer may suspend the Holder’s use of the prospectus for a maximum of 60 days in any 90- day period, and not to exceed an aggregate of 120 days in any 12-month period, if the Issuer, in good faith, determines that because of valid business reasons (not including avoidance of its obligations under the Registration Rights Agreement), including without limitation proposed or pending corporate developments and similar events or because of filings with the SEC, it is in the Issuer’s best interests to suspend such use. However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which the Issuer determines in good faith would be reasonably likely to impede its ability to consummate such transaction, or would otherwise be seriously detrimental to the Issuer and its Subsidiaries taken as a whole, the Issuer may extend the suspension period from 60 days to 90 days (and not more than 120 days in any 12-month period). The Issuer need not specify the nature of the event giving rise to a suspension in any notice to Holders of the Notes of the existence of such suspension.
     Each of the following is a “registration default”:
· the shelf registration statement has not been filed (or designated) with the SEC prior to or on the filing target date; or
· the shelf registration statement has not become effective prior to the effectiveness target date, provided that a failure of the shelf registration statement to become effective by the effectiveness target date will not constitute a registration default if such failure arises from a delay in effectiveness based upon the advice of the Issuer’s legal counsel and legal counsel for the initial purchasers, unless such failure continues after the first anniversary of the earliest date of original issuance of any of the Notes; or
· the registration statement shall cease to be effective, become effective and then cease to be effective or fail to be usable (other than pursuant to the previous paragraph) for more than 30 days in any 12-month